AGREEMENT BETWEEN OWNER AND DESIGN-BUILDER

For use when a stipulated price is the basis of payment.

This Agreement made as of the 17th day of January in the year 2006 by and between

WAKEFIELD BEACH DEVELOPMENTS LTD.

hereinafter called the “Owner”

and

ESSENTIAL INNOVATIONS CORPORATION

hereinafter called the “Design-Builder.”

The Owner and the Design-Builder agree as follows:

ARTICLE A-1 THE WORK

The Design-Builder shall:

1.1

perform the Work required by the Contract Documents for the Geoexchange Heating Ventilation and Air Conditioning System located at Wakefield Beach Homes for which the Agreement has been signed by the parties, and for which [to be determined] is acting as, and is hereinafter called, the “Consultant,”

1.2	do and fulfil everything indicated by the Contract Documents, and

1.3	commence the Work by the 18th day of January in the year 2006 and, subject to adjustment in Contract Time as provided for in the Contract Documents, attain Substantial Performance of the Work:

.1	1st day of March in the year 2007; or

.2	within __ weeks after receipt of all approvals from authorities having jurisdiction.

ARTICLE A-2 AGREEMENTS AND AMENDMENTS

2.1

The Contract as described in Article A-3 of the Agreement - CONTRACT DOCUMENTS supersedes all prior negotiations, representations, or agreements, either written or oral, relating in any manner to the Work.

2.2	The Contract may be amended only as provided in the Contract Documents.

ARTICLE A-3 CONTRACT DOCUMENTS

3.1	The following are the Contract Documents referred to in Article A-1 of the Agreement - THE WORK:
-	Agreement between Owner and Design-Builder
-	Definitions of the Design-Build Stipulated Price Contract
-	General Conditions of the Design-Build Stipulated Price Contract
-	Owner’s Statement of Requirements

-	Construction Documents, after they have been accepted by the Owner

*

Supplementary Conditions with Schedules A - E - Scope of Work and warranties

Geoexchange Operating Lease

ARTICLE A-4 CONTRACT PRICE

4.1	The Contract Price, which excludes Value Added Taxes, is: Four Hundred Seventy-Nine Thousand Nine Hundred Eighteen/100 dollars $479,918.00.

4.2	Value Added Taxes (of 7%) payable by the Owner to the Design-Builder are: Thirty Three Thousand Five Hundred Ninety Four 26/100 dollars $33,594.26.

4.3	Total amount payable by the Owner to the Design-Builder for the Work is: Five Hundred Thirteen Thousand Five Hundred Twelve 26/100 dollars $513,512.26.

4.4	All amounts are in Canadian funds.

4.5	These amounts shall be subject to adjustments as provided in the Contract Documents.

ARTICLE A-5 PAYMENT

5.1

Subject to the provisions of the Contract Documents, and in accordance with legislation and statutory regulations respecting holdback percentages and, where such legislation or regulations do not exist or apply, subject to a holdback of ten percent (10%), the Owner shall:

.1

make progress payments to the Design-Builder on account of the Contract Price when due in the amount certified by the Consultant who is acting as, and is hereinafter called, the “Payment Certifier”, together with such Value Added Taxes as may be applicable to such payment, and

.2	upon Substantial Performance of the Work pay to the Design-Builder the unpaid balance of the holdback amount when due together with such Value Added Taxes as may be applicable to such payment, and
.3

upon the issuance of the final certificate for payment, pay to the Design-Builder the unpaid balance of the Contract Price when due together with such Value Added Taxes as may be applicable to such payment.

5.2

In the event of loss or damage occurring where payment becomes due under the property and boiler and machinery insurance policies, payments shall be made to the Design-Builder in accordance with the provisions of GC 11.1 - INSURANCE.

5.3	Interest

.1

Should either party fail to make payments as they become due under the terms of the Contract or in an award by arbitration or court, interest at three percent (3%) per annum above the prime rate on such unpaid amounts shall also become due and payable until payment. Such interest shall be compounded on a monthly basis. The prime rate shall be the lowest rate of interest quoted by the Royal Bank of Canada for prime business loans.

.2

Interest shall apply at the rate and in the manner prescribed by paragraph 5.3.1 of this Article on the amount of any claim advanced and for which the Design-Builder is thereafter entitled to payment, either pursuant to Part S of the General Conditions -

DISPUTE RESOLUTION, or otherwise, from the date the amount would have been due and payable under the Contract, had it not been in dispute, until the date it is paid.

ARTICLE A-6 RECEIPT OF AND ADDRESSES FOR NOTICES

6.1

Notices in writing between the parties or between them and the Consultant shall be considered to have been received by the addressee on the date of delivery if delivered to the individual, or to a member of the firm, or to an officer of the corporation for whom they are intended by hand or by registered post; or if sent by regular post, to have been delivered within 5 Working Days of the date of mailing when addressed as follows:

The Owner at	6529 Sunshine Coast Highway, Sechelt
British Columbia, VON 3A0

The Design-Builder at	#101 - 5219 192nd Street, Cloverdale
British Columbia, V35 4P6

ARTICLE A-7 LANGUAGE OF THE CONTRACT

7.1

When the Contract Documents are prepared in both the English and French languages, it is agreed that in the event of any apparent discrepancy between the English and French versions, the English / French * language shall prevail.

7.2	This Agreement is drawn in English at the request of the parties hereto. La présente convention est redigée en anglais a la demande des parties.

ARTICLE A-8 SUCCESSION

8.1	The Contract shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors, and permitted assigns.

In witness whereof the parties hereto have executed this Agreement and by the hands of their duly authorized representatives.

SIGNED AND DELIVERED
in the presence of:

Owner
WAKEFIELD BEACH DEVELOPMENTS LTD.
/s/ Kenneth R. Burgess	WITNESS
KENNETH R. BURGESS, Solicitor

Design-Builder
ESSENTIAL INNOVATIONS CORPORATION
/s/ S. Wuschke	WITNESS
STEVE WUSCHKE

DEFINITIONS OF THE DESIGN-BUILD STIPULATED PRICE CONTRACT

The following Definitions shall apply to all Contract Documents.

1.	Change Directive

A Change Directive is a written instruction signed by the Owner directing a change in the Work within the general scope of the Contract Documents.

2.	Change Order

A Change Order is a written amendment to the Contract signed by the Owner and the Design-Builder stating their agreement upon:

- a change in the Work;

- an amendment to the Owner’s Statement of Requirements, if any;

- the method of adjustment or the amount of the adjustment in the Contract Price, if any; and

- the extent of the adjustment in the Contract Time, if any.

3.	Construction

Construction means the total construction and related services required by the Contract Documents.

4.	Construction Documents

The Construction Documents consist of the drawings and specifications that are prepared based on the Contract Documents by or on behalf of the Design-Builder and that are accepted and signed by the Owner and the Design-Builder after execution of the Agreement, as meeting the general functional intent of the Contract Documents.

5.	Consultant

The Consultant is the person or entity identified as such in the Agreement. The term Consultant means the Architect, the Engineer, or entity licensed to practice in the province or territory of the Place of the Work and engaged by the Design-Builder to provide the Consultants Design Services and to coordinate the provision of the Design Services of all other consultants employed by the Design-Builder. The term Consultant means the Consultant or the Consultant’s authorized representative as designated by the Design-Builder to the Owner in writing.

6.	Contract

The Contract is the undertaking by the parties to perform their respective duties, responsibilities, and obligations as prescribed in the Contract Documents and represents the entire agreement between the parties.

7.	Contract Documents

The Contract Documents consist of those documents listed in Article A-3 of the Agreement - CONTRACT DOCUMENTS and amendments thereto agreed upon between the parties.

8.	Contract Price

The Contract Price is the amount stipulated in Article A-4 of the Agreement - CONTRACT PRICE.

9.	Contract Time

The Contract Time is the time stipulated in paragraph 1.3 of Article A-l of the Agreement - THE WORK from commencement of the Work to Substantial Performance of the Work.

10.	Design-Builder

The Design-Builder is the person or entity identified as such in the Agreement. The term Design-Builder means the Design-Builder or the Design-Builder’s authorized representative as designated by the Design-Builder to the Owner in writing.

11.	Design Services

Design Services means the professional services for the design and construction administration performed by the Consultant or other consultants under the Contract.

12.	Owner

The Owner is the person or entity identified as such in the Agreement. The term Owner means the Owner or the Owner’s authorized agent or representative as designated by the Owner to the Design-Builder in writing.

13	Owner’s Statement of Requirements

The Owner’s Statement of Requirements consists of the site information and program requirements provided by the Owner and as listed in Article A-3 of the Agreement - CONTRACT DOCUMENTS and amendments thereto agreed upon between the parties.

14.	Payment Certifier

The Payment Certifier is the person or entity identified as such in the Agreement responsible for the issuance of certificates for payment. The Payment Certifier may be the Consultant, Owner, or any knowledgeable third party, as designated by the Owner.

15.	Place of the Work

The Place of the Work is the designated site or location of the Construction identified in Article A-1 of the Agreement - THE WORK

16.	Product

Product or Products means material, machinery, equipment, and fixtures forming part of the Work, but does not include machinery and equipment used to prepare, fabricate, convey, or erect the Work; which are referred to as construction machinery and equipment.

17.	Project

The Project means the Owner’s enterprise of which the Work may be the whole or a part.

18.	Provide

Provide means to supply and install.

19.	Subcontractor

A Subcontractor is a person or entity, other than the Consultant or other consultants, having a direct contract with the Design-Builder to perform a part or parts of the Work, or to supply Products worked to a special design for the Work.

20.	Substantial Performance of the Work

Substantial Performance of the Work is as defined in the lien legislation applicable to the Place of the Work. If such legislation is not in force or does not contain such definition, or if the Work is governed by the Civil Code of Quebec, Substantial Performance of the Work shall have been reached when the Work is ready for use or is being used for the purpose intended and is so certified by the Consultant.

21.	Supplier

A Supplier is a person or entity having a direct contract with the Design-Builder to supply Products not worked to a special design for the Work.

22.	Value Added Taxes

Value Added Taxes means such sum as shall be levied upon the Contract Price by the Federal or any Provincial or Territorial Government and is computed as a percentage of the Contract Price and includes the Goods and Services Tax, the Quebec Sales Tax, Harmonized Sales Taxes, and any similar tax, the payment or collection of which, by the legislation imposing such tax, is an obligation of the Design-Builder.

23.	Work

The Work means the Design Services and Construction required by the Contract.

24.	Working Day

Working Day means a day other than a Saturday, Sunday, or a holiday which is observed by the construction industry in the area of the Place of the Work.

GENERAL CONDITIONS OF THE DESIGN-BUILD STIPULATED PRICE CONTRACT

PART 1 GENERAL PROVISIONS

GC 1.1 CONTRACT DOCUMENTS

1.1.1

The intent of the Contract Documents is to include the Design Services, Construction, and other services necessary for the performance of the Work in accordance with these documents. It is not intended, however, that the Design-Builder shall supply products or perform work not consistent with, not covered by, or not properly inferable from the Contract Documents.

1.1.2

Nothing contained in the Contract Documents shall create any contractual relationship between the Owner and the Consultant, an other consultant, a Subcontractor, a Supplier, or their agent, employee, or any other person performing any of the Work.

1.1.3

If the Payment Certifier is not the Consultant or the Owner, the Owner shall, if requested in writing by the Design- Builder, disclose the contractual relationship between the Owner and the Payment Certifier by provision of a copy of the contract with the Payment Certifier to the Design-Builder.

1.1.4	The Contract Documents are complementary, and what is required by any one shall be as binding as if required by all.

1.1.5	Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

1.1.6	References in the Contract Documents to the singular shall be considered to include the plural as the context requires.

1.1.7

The specifications are that portion of the Contract Documents, wherever located and whenever issued, consisting of the written requirements and standards for Products, systems, workmanship, and the services necessary for the performance of the Construction.

1.1.8

The drawings are the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location, and dimensions of the Construction, generally including plans, elevations, sections, details, schedules, and diagrams.

1.1.9

Neither the organization of the specifications into divisions, sections, and parts, nor the arrangement of drawings shall control the Design-Builder in dividing the work among Subcontractors and Suppliers or in establishing the extent of the work to be performed by a trade.

1.1.10	If there is a conflict within the Contract Documents:
.1	the order of priority of documents, from highest to lowest, shall be

- the Agreement between the Owner and the Design-Builder,

- the Definitions,

- Supplementary Conditions,

- the General Conditions,

- the Owner’s Statement of Requirements,

- the Construction Documents:

• Division 1 of the specifications,
• Divisions 2 through 16 of the specifications,
• material and finishing schedules,
• drawings.
.2	drawings of larger scale shall govern over those of smaller scale of the same date.
.3	dimensions shown on drawings shall govern over dimensions scaled from drawings.
.4	later dated documents shall govern over earlier documents of the same type.

1.1.11	Copyright for the design and drawings prepared by or on behalf of the Design-Builder belongs to the Consultant or other consultants who prepared them.

1.1.12

Plans, sketches, drawings, graphic representations, and specifications, including computer generated designs, when prepared by the Consultant, or other consultants are instruments of their service and shall remain their property whether the Construction for which they are made is executed or not.

1.1.13

Submissions or distribution of the Consultant or other consultants plans, sketches, drawings, graphic representations, and specifications to meet official regulatory requirements or for other purposes in connection with the Work is not to be construed as publication in derogation of their reserved rights.

1.1.14

The Owner may retain copies, including reproducible copies, of plans, sketches, drawings, graphic representations, and specifications for information and reference in connection with the Owner’s design and construction and the Owner’s use and occupancy of the Work. As a condition precedent to the use of such documents, the Owner shall have paid in full for any Design Services rendered. The Design-Builder will, prior to any payment being issued under this Contract, deliver to the Owner a consent and acknowledgement signed by the Consultant confirming the Consultant’s agreement that the Owner may use any material produced by the Consultant and in which the Consultant retains any copyright in the manner set forth in paragraphs 1.1.13 to 1.1.16.

1.1.15	Except for reference purposes, the plans, sketches, drawings, graphic representations, and specifications shall not be used for additions or alterations to the Work or on any other project.

1.1.16	Models and architectural renderings furnished by the Design-Builder at the Owner’s expense are the property of the Owner.

GC 1.2 OWNER SUPPLIED INFORMATION

1.2.1

Unless the Contract Documents specifically state otherwise, the Design-Builder, Consultant and other consultants may rely on the accuracy and completeness of all information provided by the Owner without regard for the source of such information.

1.2.2

Notwithstanding any other provision of the Contract, the Design-Builder is not responsible for any design errors or omissions in any designs or specifications provided by or on behalf of the Owner unless the Design-Builder has been specifically requested to review and has accepted in writing those designs and specifications under the Contract.

1.2.3	The Owner shall furnish the information and services required under the Contract promptly to avoid delay in the performance of the Contract.

1.2.4	The Owner’s Statement of Requirements may include:
.1

site information e.g. site description, topographical and boundary surveys, environmental, geotechnical and designated substance investigation reports, utility information, and covenants and restrictions on the property; and

.2

the Owner’s program requirements e.g. design objectives and parameters, performance requirements, constraints and criteria, spatial and functional requirements and relationships, flexibility and potential for expansion, special equipment and systems, and site requirements and budget.

1.2.5	The Design-Builder shall review the Owner’s Statement of Requirements and shall report promptly to the Owner any significant error, inconsistency, or omission the Design-Builder may discover.

1.2.6

The review by the Design-Builder under paragraph 1.2.5 shall be to the best of the Design-Builder’s knowledge, information, and belief and in making such review the Design-Builder does not assume any responsibility to the Owner for the accuracy of the review with respect to the Owner’s Statement of Requirements prepared by or on behalf of the Owner.

1.2.7

The Design-Builder shall not be liable for damage or costs resulting from such errors, inconsistencies, or omissions in the Owner’s Statement of Requirements prepared by or on behalf of the Owner which the Design-Builder did not discover.

1.2.8

If the Design-Builder does discover any significant error, inconsistency, or omission in the Owner’s Statement of Requirements prepared by or on behalf of the Owner, the Design-Builder shall not proceed with the work affected until the Design-Builder and the Owner have discussed how the information should be corrected or supplied.

GC 1.3 LAW OF THE CONTRACT

1.3.1	The law of the Place of the Work shall govern the interpretation of the Contract.

GC 1.4 RIGHTS AND REMEDIES

1.4.1

Except as expressly provided in the Contract Documents, the duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to and not a limitation of any duties, obligations, rights, and remedies otherwise imposed or available by law.

1.4.2

Except as expressly provided in the Contract Documents, no action or failure to act by the Owner, Design-Builder, or the Consultant shall constitute a waiver of any right or duty afforded any of them under the Contract, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically agreed to in writing.

GC 1.5 ASSIGNMENT

1.5.1	Neither party to the Contract shall assign all or any part of the Contract without the written consent of the other, which consent shall not be unreasonably withheld.

GC 1.6 CONFIDENTIALITY

1.6.1

The Owner and the Design-Builder shall keep confidential all matters respecting technical, commercial, and legal issues relating to or arising out of the Work or the performance of the Contract and shall not, without the prior written consent of the other party, disclose any such matters, except in strict confidence, to its professional advisors.

PART 2 DESIGN SERVICES AND ADMINISTRATION OF THE CONTRACT

GC 2.1 CONSULTANT

2.1.1	The Design-Builder shall engage the Consultant under a contract pursuant to which the Consultant’s services, duties and responsibilities will include:
.1	the review of the Owner’s Statement of Requirements;
.2	the review with the Owner of reasonable alternative approaches to the design;

.3            the preparation of a design that meets the criteria set forth in the Contract Documents;

.4	the coordination required to integrate all parts of the Design Services;
.5	the preparation of schematic design documents to illustrate the scale and character of the Work and how the parts of the Work functionally relate to each other;
.6

the preparation of design development documents, based on the schematic design documents accepted by the Owner, consisting of drawings and other documents appropriate to the size of the Work to describe the size and character of the entire Work including architectural, mechanical and electrical systems, materials, and such other elements as may be appropriate;

.7	the preparation of Construction Documents setting forth in detail the requirements for Construction based on the design development documents accepted by the Owner;
.8	the provision of assistance to the Owner and Design-Builder to obtain approvals, permits, and licenses for the Construction;
.9

the conducting of general review of the progress of the Construction, to the extent necessary, in order to determine to the Consultant’s satisfaction that the Construction is performed in general conformity with the requirements of:

(1)	the Contract Documents, and
(2)	the applicable statutes, regulations, codes, and bylaws of all authorities having jurisdiction over the Work;
.10	the assurances required by regulatory authorities respecting substantial conformance of the design with the applicable building regulations, other than construction safety issues;
.11	the preparation of Change Orders and Change Directives as set out in GC 6.2 - CHANGE ORDER and GC 6.3 - CHANGE DIRECTIVE;
.12	the determining of amounts owing to the Design-Builder based on the Consultant’s observations and evaluation of the Design-Builder’s applications for payment;
.13	the issuance of certificates for payment in the value proportionate to the amount of the Contract, for Work performed and Products delivered to the Place of the Work;

.14

the interpretation, in the first instance, of the requirements of the Construction Documents and the making of findings as to the performance thereunder by both the Owner and the Design-Builder without showing partiality to either the Owner or the Design-Builder, and in no event incurring liability for the result of such interpretations or findings rendered in good faith in such capacity;

.15

the interpretation and finding, in the first instance, of claims, disputes, and other matters in question relating to the performance of the Work or the interpretation of the Contract Documents, except for GC 5.1 - FINANCING INFORMATION REQUIRED OF THE OWNER.

.16	the rejecting of work which does not conform to the requirements of the Contract Documents;
.17	the requiring of special testing and inspection of the Construction at the sole discretion of the Consultant, whether or not such Construction has been fabricated, installed, or completed;
.18	he determining of the date of Substantial Performance of the Work and the issuing of a certificate attesting to same;
.19	the verification of the Design-Builder application for final payment and the issuing of a certificate for payment;
.20	the reviewing of any defects or deficiencies in the Work during the period described in (GC 12.3 - WARRANTY and the issuance of appropriate instructions for the correction of same; and
.21	such other work that may be required from time to time that is agreed to by the Owner and the Design-Builder in writing and is acceptable to the Consultant.

2.1.2	In performing the above duties, the Consultant will provide the necessary services as expeditiously as is required for the orderly progress of the Work.

2.1.3

All certificates issued by the Consultant shall be to the best of the Consultant’s knowledge, information, and belief by issuing any certificate, the Consultant does not guarantee the Work is correct or complete.

2.1.4

The Consultant shall perform the Design Services and fulfil the Consultant duties and responsibilities to the standard of diligence, skill, and care that consultants would customarily provide in similar circumstances and in the same relative geographic location, subject to the Consultant’s professional and legal obligations.

2.1.5

The Owner waives any right of action in negligence or otherwise against the Consultant or any other consultant employed by the Design-Builder in respect of performance of the Design Services except to the extent the Owner may be entitled to make a claim against the Design-Builder under the Contract.

2.1.6

If the Consultant’s engagement is terminated, the Design-Builder shall engage a new Consultant to provide the Consultant’s services. The Design-Builder shall notify the Owner in writing before appointing or reappointing a Consultant to provide the Design Services. The Design-Builder shall not appoint any Consultant to whom the Owner may reasonably object.

GC 2.2 OWNER’S REPRESENTATIVE

2.2.1	The Owner shall designate a representative authorized to act on the Owner’s behalf and shall specify in written notice to the Design -Builder any limits on the representative’s authority.

2.2.2	Subject to any notified limitations in authority, the Design-Builder may rely upon any written instructions or directions provided by the Owner’s representative.

2.2.3

The Owner representative shall take all reasonable steps to be accessible to the Design-Builder during performance of the Contract and shall render any necessary decisions or instructions promptly to avoid delay in the performance of the Contract.

2.2.4	The Owner and Owner’s representatives shall not communicate with any Subcontractors performing the Work except through the Design-Builder or a person designated by the Design-Builder.

GC 2.3 REVIEW AND INSPECTION OF THE WORK

2.3.1	The Design-Builder shall
.1	permit the Owner to review all material aspects of the design of the Work as the design proceeds, and
.2	provide a copy of all drawings, specifications, and diagrams to the Owner when required for review and acceptance.

2.3.2

From time to time, the Design-Builder may request and, on request, the Owner shall examine certain aspects of the design as set out on design development documents or Construction Documents to confirm that the design aspects are in general compliance with:

.1	the qualitative, functional layout, operational, and other Owner requirements for the Work; and
.2	the standards of finish, comfort, or aesthetics as required by the Contract Documents.

2.3.3

The Owner, the Consultant and the Payment Certifier shall have access to the Construction at all times. The Design- Builder shall provide sufficient, safe, and proper facilities at all times for their review of the Construction and the inspection of the Construction by authorized agencies. If parts of the Construction are in preparation at locations other than the Place of the Work, the Owner, the Consultant and the Payment Certifier shall be given access to such work whenever it is in progress.

2.3.4

If work is designated for tests, inspections, or approvals in the Contract Documents, or by the instructions of the Owner or the Consultant, or the laws or ordinances of the Place of the Work, the Design-Builder shall give the Owner reasonable notice of when the work will be ready for review and inspection. The Design-Builder shall arrange for and shall give the Owner reasonable notice of the date and time of inspections by other authorities.

2.3.5	The Design-Builder shall furnish promptly to the Consultant and to the Owner, on request, a copy of certificates and inspection reports relating to the Work.

2.3.6

If the Design-Builder covers, or permits to be covered, work that has been designated for special tests, inspections, or approvals before such special tests, inspections, or approvals are made, given or, completed, the Design-Builder shall, if so directed, uncover such work, have the inspections or tests satisfactorily completed, and make good the covering work at the Design-Builder’s expense.

2.3.7

The Owner may order any portion or portions of the Construction to be examined to confirm that such work is in accordance with the requirements of the Contract Documents. If the work is not in accordance with the requirements of the Contract Documents, the Design-Builder shall correct the work and pay the cost of examination and correction. If the work is in accordance with the requirements of the Contract Documents, the Owner shall pay all costs incurred by the Design-Builder as a result of such examination and restoration.

2.3.8

The Consultant shall provide any required assurances to regulatory authorities respecting substantial conformance of the Construction with the design approved by that authority for issuance of the building permit.

GC 2.4 DEFECTIVE WORK

2.4.1

The Design-Builder shall promptly remove from the Place of the Work and replace or re-execute defective work that has been rejected by the Consultant as failing to conform to the Contract Documents whether or not the defective work has been incorporated in the Work and whether or not the defect is the result of poor workmanship, design, use of defective products, or damage through carelessness or other act or omission of the Design-Builder.

2.4.2	The Design-Builder shall make good promptly other contractors’ work destroyed or damaged by such removals or replacements at the Design-Builder’s expense.

2.4.3

If, in the opinion of the Owner, it is not expedient to correct defective work or work not performed as provided in the Contract Documents, the Owner may deduct from the amount otherwise due to the Design-Builder the difference in value between the work as performed and that called for by the Contract Documents. If the Design-Builder does not agree on the difference in value, the Design-Builder shall refer the dispute to Part 8 of the General Conditions - DISPUTE RESOLUTION.

PART 3 EXECUTION OF THE WORK

GC 3.1 CONTROL OF THE WORK

3.1.1	The Design-Builder shall have total control of the Work and shall effectively direct and supervise the Work so as to ensure conformity with the Contract Documents.

3.1.2

The Design-Builder shall be solely responsible for construction means, methods, techniques, sequences, and procedures with respect to the Construction and for coordinating the various parts of the Construction under the Contract.

3.1.3	The Design-Builder shall keep the Owner informed of the progress of the Work.

3.1.4

The Design-Builder is solely responsible for the quality of the Work and shall undertake any quality control activities specified in the Contract Documents or, if none are specified, as may be reasonably required to ensure such quality.

GC 3.2 CONSTRUCTION DOCUMENTS

3.2.1

During the progress of the Work, the Design-Builder shall furnish to the Owner the Construction Documents that describe details of the design required by the Contract Documents. At the time of submission the Design-Builder shall notify the Owner in writing of any significant deviations in the Construction Documents from the requirement of the Contract Documents.

3.2.2	The Design-Builder shall submit the Construction Documents to the Owner to review in orderly sequence and sufficiently in advance so as to cause no delay in the Work. Upon request of the

Owner or the Design-Builder, they jointly shall prepare a schedule of the dates for submission and return of Construction Documents.

3.2.3

The Owner shall review the Construction Documents in accordance with the schedule agreed upon, or in the absence of an agreed schedule with reasonable promptness so as to cause no delay. The Owner’s review is for conformity to the intent of the Contract Documents. The Owner’s review shall not relieve the Design-Builder of responsibility for errors or omissions in the Construction Documents or for meeting all requirements of the Contract Documents unless the Owner expressly accepts a deviation from the Contract Documents.

3.2.4

No later than 7 days after completing the review, the Owner shall notify the Design-Builder in writing that the Owner has accepted and has signed the Construction Documents or shall notify the Design-Builder, giving reasons in writing, why the Owner rejects the Construction Documents. Upon request by the Owner, the Design-Builder shall revise and resubmit Construction Documents which the Owner has rejected. The Design-Builder shall notify the Owner in writing of any revisions to any resubmission other than those requested by the Owner.

3.2.5	When the Construction Documents are accepted and signed by the Owner and the Design Builder such Construction Documents shall become part of the Contract Documents.

3.2.6

When a change is required to the Construction Documents that have been accepted and signed by the Owner, it shall be made in accordance with GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, or GC 6.3 - CHANGE DIRECTIVE.

GC 3.3 CONSTRUCTION BY OWNER OR OTHER CONTRACTORS

3.3.1	The Owner reserves the right to award separate contracts in connection with other parts of the Project to other contractors and to perform work with own forces.

3.3.2	When separate contracts are awarded the other parts of the Project, or when work is performed by the Owner’s own forces, the Owner shall:
.1	provide for the co-ordination of the activities and work of other contractors and Owner’s own forces with the Work of the Contract;
.2	assume overall responsibility for compliance with the applicable health and construction safety legislation at the Place of the Work,
.3	enter into separate contracts with other contractors under conditions of contract which are compatible with the conditions of the Contract;
.4

ensure that insurance coverage is provided to the same requirements as are called for in GC 11.1 — INSURANCE and co-ordinate such insurance with the insurance coverage of the Design-Builder as it affects the Work; and

.5	take all reasonable precautions to avoid labour disputes or other disputes on the Project arising from the work of other contractors or the Owner’s own forces.

3.3.3	When separate contracts are awarded for other parts of the Project, or when work is performed by the Owner’s own forces, the Design-Builder shall:
.1	afford the Owner and other contractors reasonable opportunity to introduce and store their products and use their construction machinery and equipment to execute their work;
.2	co-ordinate and schedule the Work with the work of other contractors and Owner’s own forces and connect as specified or shown in the Contract Documents;
.3	participate with other contractors and the Owner in reviewing their schedules when directed by the Owner; and

.4

where part of the Work is affected by or depends upon for its proper execution the work of other contractors or Owner’s own forces, promptly report to the Owner in writing and prior to proceeding with that part of the Work, any apparent deficiencies in such work. Failure by the Design-Builder to so report shall invalidate any claims against the Owner by reason of the deficiencies in the work of other contractors or Owner’s own forces except those deficiencies not then reasonably discoverable.

3.3.4

Where a change in the Work is required as a result of the co-ordination and connection of the work of other contractors or Owner’s own forces with the Work, the changes shall be authorized and valued as provided in GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, and GC 6.3 - CHANGE DIRECTIVE.

3.3.5

Claims, disputes, and other matters in question between the Design-Builder and other contractors shall be dealt with as provided in Part 8 of the General Conditions - DISPUTE RESOLUTION provided the other contractors have reciprocal obligations. The Design-Builder shall be deemed to have consented to arbitration of any dispute with any other contractor whose contract with the Owner contains a similar requirement to arbitrate such dispute.

GC 3.4 SCHEDULE OF THE WORK

3.4.1	The Design-Builder shall:

.1

prepare and submit to the Owner prior to the first application for payment, a schedule of the Work that indicates the timing of the major activities of the Work and provides sufficient detail of the critical events and their inter relationship to demonstrate the Work will be performed in conformity with the Contract Time;

.2	monitor the progress of the Design Services and Construction relative to the schedule of the Work and update the schedule on a monthly basis or as stipulated by the Contract Documents; and
.3	advise the Owner in writing of any revisions required to the schedule as the result of extensions of the Contract Time as provided in Part 6 of the General Conditions - CHANGES IN THE WORK.

GC 3.5 CONSTRUCTION SAFETY

3.5.1

Subject to paragraph 3.3.2.2 of GC 3.3 - CONSTRUCTION BY OWNER OR OTHER CONTRACTORS, the Design-Builder shall be solely responsible for construction safety at the Place of the Work and for compliance with the rules, regulations, and practices required by the applicable construction health and safety legislation and shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of the Construction.

GC 3.6 SUPERVISOR

3.6.1

The Design-Builder shall employ a competent supervisor and necessary assistants who shall be in attendance at the Place of the Work while the Construction is being performed. The supervisor shall not be changed except for valid reason.

3.6.2	The supervisor shall represent the Design-Builder at the Place of the Work and notices and instructions given to the supervisor by the Owner shall be held to have been received by the Design-Builder.

GC 3.7 OTHER CONSULTANTS, SUBCONTRACTORS, AND SUPPLIERS

3.7.1	The Design-Builder shall preserve and protect the rights of the parties under the Contract with respect to work to be performed under subcontract, and shall:

.1	enter into contracts or written agreements with the Consultant, and other consultants to require them to perform their design and other services as provided in the Contract Documents;
.2	enter into contracts or written agreements with Subcontractors and Suppliers to require them to perform their work and related services as required by the Contract Documents;
.3

incorporate the terms and conditions of the Contract Documents into all contracts or written agreements with the Consultant, other consultants, Subcontractors, and Suppliers insofar as they are applicable; and

.4

be as fully responsible to the Owner for acts and omissions of the Consultant, other consultants, Subcontractors, Suppliers, and of persons directly or indirectly employed by them as for acts and omissions of persons directly employed by the Design-Builder.

3.7.2

The Design-Builder shall indicate in writing, at the request of the Owner, other consultants, Subcontractors, or Suppliers whose proposals or bids have been received by the Design-Builder which the Design-Builder would be prepared to accept for the performance of a portion of the Work. Should the Owner not object before signing the Contract, the Design-Builder shall employ other consultants, Subcontractors, or Suppliers so identified by the Design-Builder in writing for the performance of that portion of the Work to which their proposal or bid applies.

3.7.3

The Owner may, for reasonable cause, at any time before the Design-Builder has signed the subcontract, object to the use of a proposed other consultant, Subcontractor, or Supplier and require the Design-Builder to employ another proposed other consultant or subcontract bidder.

3.7.4

If the Owner requires the Design-Builder to change a proposed other consultant, Subcontractor, or Supplier, the Contract Price and Contract Time shall be adjusted by the differences occasioned by such required change.

3.7.5	The Design-Builder shall not be required to employ as an other consultant, Subcontractor, or Supplier, a person or firm to whom the Design-Builder may reasonably object.

3.7.6	The Owner may provide to other consultants, Subcontractors, or Suppliers information as to the percentage of their work which has been certified for payment.

GC 3.8 LABOUR AND PRODUCTS

3.8.1

The Design-Builder shall provide and pay for labour, Products, tools, construction machinery and equipment, water, heat, light, power, transportation, and other facilities and services, including Design Services, necessary for the performance of the Work in accordance with the Contract.

3.8.2	Unless otherwise specified, all Products provided shall be new. Products which are not specified shall be of a quality consistent with those similar products specified.

3.8.3	The Design-Builder shall maintain good order and discipline among the Design-Builder’s employees engaged on the Work and shall not employ on the Work anyone not skilled in the tasks assigned.

GC 3.9 DOCUMENTS AT THE SITE

3.9.1	The Design-Builder shall keep one copy of current Contract Documents, submittals, reports, and records of meetings at the Place of the Work, in good order and available to the Owner.

GC 3.10 SHOP DRAWINGS

3.10.1	Shop drawings are drawings, diagrams, illustrations, schedules, performance charts, brochures, product, and other data which illustrate details of a portion of the Work.

3.10.2	The Design-Builder shall provide shop drawings as described in the Contract Documents or as the Owner may reasonably request.

3.10.3

The Design-Builder, the Consultant and where appropriate, other consultants, shall review all shop drawings. The Design-Builder represents by this review that: the Design-Builder has determined and verified all field measurements and field construction conditions, or will do so; Product requirements; catalogue numbers; and similar data and that the Design-Builder has checked and coordinated each shop drawing with the requirements of the Work and of the Contract Documents.

3.10.4	Shop drawings which require approval of any authority having jurisdiction shall be submitted to such authority by the Design-Builder.

3.10.5

If the Owner requests to review shop drawings, the Design-Builder shall submit them in orderly sequence and sufficiently in advance so as to cause no delay in the Work or in the work of other contractors. The Owner and the Design-Builder shall jointly prepare a schedule of the dates for submission and return of shop drawings.

3.10.6

The Owner review under paragraph 3.10.5 is for conformity to the intent of the Contract Documents and for general arrangement only. The Owner’s review shall not relieve the Design-Builder of the responsibility for errors or omissions in the shop drawings or for meeting all requirements of the Contract Documents unless the Owner expressly accepts a deviation from the Contract Documents.

GC 3.11 USE OF THE WORK

3.11.1

The Design-Builder shall confine construction machinery and equipment, storage of Products, and operations of employees to limits indicated by laws, ordinances, permits, or the Contract Documents and shall not unreasonably encumber the Construction.

3.11.2	The Design-Builder shall not load or permit to be loaded any part of the Construction with a weight or force that will endanger the safety of the Project.

GC 3.12 CUTTING AND REMEDIAL WORK

3.12.1	The Design-Builder shall do the cutting and remedial work required to make the several parts of the Construction come together properly.

3.12.2	The Design-Builder shall co-ordinate the Work to ensure that this requirement is kept to a minimum.

3.12.3	Cutting and remedial work shall be performed by specialists familiar with the Products affected and shall be performed in a manner to neither damage nor endanger the Construction.

GC 3.13 CLEANUP

3.13.1

The Design-Builder shall maintain the Place of the Work in a tidy condition and free from the accumulation of waste products and debris, other than that caused by the Owner, other contractors, or their employees.

3.13.2

The Design-Builder shall remove waste products and debris, other than that resulting from the work of the Owner, other contractors, or their employees, and shall leave the Place of the Work clean and suitable for occupancy by the Owner before attainment of Substantial Performance of the Work. The Design-Builder shall remove products, tools, construction machinery, and equipment not required for the performance of the remaining work.

3.13.3

Prior to application for the final certificate for payment, the Design-Builder shall remove products, tools, construction machinery and equipment, and waste products and debris, other than that resulting from the work of the Owner, other contractors, or their employees.

GC 3.14 SIGNAGE

3.14.1

Unless reasonably objected by the Owner, the Design-Builder and the Consultant shall be entitled to sign the building by inscription or otherwise on a suitable and reasonably visible part of the permanent fabric of the building.

3.14.2	The Design-Builder may erect a sign identifying the Design-Builder, the Consultant, other consultants, and Subcontractors at the Place of the Work during the construction.

PART 4 ALLOWANCES

GC 4.1 CASH ALLOWANCES

4.1.1	The Contract Price includes cash allowances stated in the Contract Documents, which allowances shall be expended as the Owner directs.

4.1.2

Cash allowances cover the net cost to the Design-Builder of services, Products, construction machinery and equipment, freight, unloading, handling, storage, installation, and other authorized expenses incurred in performing the Work stipulated under the cash allowances but do not include any Value Added Taxes payable by the Owner to the Design-Builder.

4.1.3	The Contract Price, and not the cash allowances, includes the Design –Builder’s overhead and profit in connection with such cash allowances.

4.1.4

Where costs under a cash allowance exceed the amount of the allowance, the Design-Builder shall be compensated for any excess incurred and substantiated plus an amount for overhead and profit as provided in GC 6.1 - CHANGES.

4.1.5	The Contract Price shall be adjusted by Change Order to provide for any difference between the actual cost and each cash allowance.

4.1.6	The value of the Work performed under a cash allowance is eligible to be included in progress payments.

4.1.7

The Design-Builder and the Owner shall jointly prepare a schedule that shows when the Owner must authorize ordering of items called for under cash allowances to avoid delaying the progress of the Work.

GC 4.2 CONTINGENCY ALLOWANCE

4.2.1	The Contract Price includes the contingency allowance, if any, stated in the Contract Documents.

4.2.2	Expenditures under the contingency allowance shall be authorized and valued as provided in GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, and GC 6.3 - CHANGE DIRECTIVE.

4.2.3	The Contract Price shall be adjusted by Change Order to provide for any difference between the expenditures authorized under paragraph 4.2.2 and the contingency allowance.

PART 5 PAYMENT

GC 5.1 FINANCING INFORMATION REQUIRED OF THE OWNER

5.1.1

The Owner shall, at the request of the Design-Builder, prior to execution of the Agreement, and promptly from time to time as requested thereafter, furnish to the Design-Builder reasonable evidence that financial arrangements have been made to fulfil the Owner’s obligations under the Contract.

5.1.2	The Owner shall notify the Design-Builder in writing of any material change in the Owner’s financial arrangements during the performance of the Contract.

GC 5.2 APPLICATIONS FOR PROGRESS PAYMENT

5.2.1	Applications for payment on account as provided in Article A-S of the Agreement - PAYMENT may be made monthly as the Work progresses.

5.2.2

The Design-Builder shall submit to the Owner, at least 14 days before the first application for payment, a schedule of values for the parts of the Work, aggregating the total amount of the Contract Price, so as to facilitate evaluation of applications for payment.

5.2.3

The schedule of values shall be made out in such form and supported by such evidence as accepted by the Owner and shall be used as the basis for applications for payment, unless it is found to be in error.

5.2.4

Applications for payment shall be dated the last day of the agreed monthly payment period. They shall be issued to the Owner and unless the Payment Certifier is identified to be the Consultant, to the Payment Certifier. The amount claimed shall be for the value, proportionate to the amount of the Contract, of Work performed and Products delivered to the Place of the Work at that date.

5.2.5

The Design-Builder shall include a statement based on the schedule of values with each application for payment and a certificate for payment issued by the Consultant to the Design-Builder in the amount applied for by the Design- Builder.

5.2.6

Claims for Products delivered to the Place of the Work but not yet incorporated into the Work shall be supported by such evidence as the Owner may reasonably require to establish the value and delivery of the Products.

GC 5.3 PROGRESS PAYMENT

5.3.1

If the Payment Certifier is not the Consultant or the Owner, the Payment Certifier will issue to the Owner, and if the Payment Certifier is the Owner, the Owner shall issue, no later than 10 days after the receipt of an application for payment from the Design-Builder submitted in accordance with GC 5.2 — APPLICATION FOR PROGRESS PAYMENT, a certificate for payment in the amount applied for or in such other amount as the Payment Certifier determines to be properly due. If the Payment Certifier amends the application, the Payment Certifier will promptly notify the Design-Builder in writing giving reasons for the amendment.

5.3.2

The Owner shall make payment to the Design-Builder on account as provided in Article A-S of the Agreement — PAYMENT no later than 15 days after the receipt of a certificate for payment issued by the Payment Certifier or after the Owner has issued a certificate as contemplated by paragraph 5.3.1.

GC 5.4 SUBSTANTIAL PERFORMANCE OF THE WORK

5.4.1

When the Design-Builder considers that the Work is substantially performed, or if permitted by the lien legislation applicable to the Place of the Work a designated portion thereof which the Owner agrees to accept separately is substantially performed, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected and apply for a review by the Owner. Failure to include an item on the list does not alter the responsibility of the Design-Builder to complete the Contract.

5.4.2

The Design-Builder’s list and application for Substantial Performance of the Work shall include a statement from the Consultant representing to the Design-Builder the validity of the list and the date of Substantial Performance of the Work or designated portion of the Work. Where required by the applicable lien legislation, the Consultant shall issue a certificate of Substantial Performance of the Work.

5.4.3

If the Consultant is not the Payment Certifier and the applicable lien legislation requires the Payment Certifier to determine whether the Contract has been substantially performed, the Owner shall require the Payment Certifier within 7 days after receipt of the Design-Builder’s application for Substantial Performance of the Work issue a certificate of the Substantial Performance of the Work which shall state the date of Substantial Performance of the Work or advise the Design-Builder in writing of the reasons for which such a certificate is not issued.

5.4.4	Immediately following the issuance of a certificate of Substantial Performance of the Work, the Design-Builder, in consultation with the Owner, will establish a reasonable date for finishing the Work.

GC 5.5 PAYMENT OF HOLDBACK UPON SUBSTANTIAL PERFORMANCE OF THE WORK

5.5.1	After the issuance of the certificate of Substantial Performance of the Work as in accordance with GC 5.4 — SUBSTANTIAL PERFORMANCE OF THE WORK, the Design-Builder shall:
.1	submit an application for payment of the holdback amount,
.2

submit a sworn statement that all accounts for the Design Services, labour, subcontracts, Products, construction machinery and equipment, and other indebtedness which may have been incurred by the Design-Builder in the Substantial Performance of the Work and for which the Owner might in any way be held responsible have been paid in fill, except for amounts properly retained as a holdback or those amounts not yet paid by the

Owner to the Design-Builder for Work done which amounts in the Design-Builder’s hands would be payable by the Design- Builder to those with whom it is bound by contract for the performance of the Work or any amounts identified by the Design-Builder, the payment of which is in dispute.

5.5.2

After the receipt of an application for payment from the Design-Builder and the sworn statement as provided in paragraph 5.5.1, the Payment Certifier will issue a certificate for payment of the holdback amount.

5.5.3

Where the holdback amount has not been placed in a separate holdback account as may be required by the lien legislation applicable to the Place of the Work, the Owner shall, 10 days prior to the expiry of the holdback period stipulated in the lien legislation applicable to the Place of the Work, place the holdback amount in a bank account in the joint names of the Owner and the Design-Builder.

In the Common Law provinces GC 5.5.4 shall read as follows:

5.5.4

The holdback amount authorized by the certificate for payment of the holdback amount is due and payable on the day following the expiration of the holdback period stipulated in the lien legislation applicable to the Place of the Work. Where lien legislation does not exist or apply, the holdback amount shall be due and payable in accordance with other legislation, industry practice, or provisions which may be agreed to between the parties. The Owner may retain out of the holdback amount any sums required by law to satisfy any liens against the Work or, if permitted by the lien legislation applicable to the Place of the Work, other third party monetary claims against the Design-Builder which are enforceable against the Owner.

In the Province of Quebec GC 5.5.4 shall read as follows:

5.5.4

The holdback amount authorized by the certificate for payment of the holdback amount is due arid payable no later than 30 days after the date of Substantial Performance of the Work. The Owner may retain out of the holdback amount any sums required by law to satisfy any legal hypothecs that have been taken or could be taken against the Work or other third party monetary claims against the Design-Builder which are enforceable against the Owner.

GC 5.6 PROGRESSIVE RELEASE OF HOLDBACK

In the Common Law provinces GC 5.6.1 shall read as follows:

5.6.1

Where legislation permits and where, upon application by the Design-Builder, the Consultant has certified that the work of a Subcontractor or Supplier has been performed prior to Substantial Performance of the Work, the Owner shall pay the Design-Builder the holdback amount retained for such subcontract work, or the Products supplied by such Supplier, on the day following the expiration of the holdback period for such work stipulated in the lien legislation applicable to the Place of the Work.

In the Province of Quebec (3C 5.6.1 shall read as follows:

5.6.1

Where, upon application by the Design-Builder, the Consultant has certified that the work of a Subcontractor or Supplier has been performed prior to Substantial Performance of the Work, the Owner shall pay the Design-Builder the holdback amount retained for such subcontract work, or the Products supplied by such Supplier no later than 30 days after the date of Substantial Performance of the Work The Owner may retain out of the holdback amount any sums required to satisfy any legal hypothecs that have been taken or could be taken against the Work or other third party monetary claims against the Design-Builder which are enforceable against the Owner.

5.6.2

Notwithstanding the provisions of the preceding paragraph, and notwithstanding the wording of such certificates, the Design-Builder shall ensure that such subcontract work or Products is protected pending the issuance of a final certificate for payment and be responsible for the correction of defects or work not performed regardless of whether or not such was apparent when such certificates were issued.

GC 5.7 FINAL PAYMENT

5.7.1

When the Design-Builder considers that the Work is completed, the Design-Builder shall submit an application for final payment and a certificate for payment issued by the Consultant to the Design-Builder in the amount applied for by the Design-Builder.

5.7.2

Unless the Payment Certifier is identified to be the Consultant, the Payment Certifier will review the Work to verify the validity of the application after the receipt of the Design-Builder’s application for final payment and the Consultant’s certificate for payment. The Payment Certifier will review the Work within 10 days of receipt of the Design-Builder’s application and will issue to the Owner, no later than 7 days after reviewing the Work, a certificate for payment in the amount applied for or in such other amount as the Payment Certifier determines to be properly due. If the Payment Certifier amends the application, the Payment Certifier will promptly notify the Design-Builder in writing giving reasons for the amendment.

5.7.3

Subject to the provision of paragraph 10.4.1 of GC 10.4 - WORKERS’ COMPENSATION, and any lien legislation applicable to the Place of the Work, the Owner shall make payment to the Design-Builder on account as provided in Article A-S of the Agreement — PAYMENT no later than 15 days after the receipt of a final certificate for payment issued by the Payment Certifier.

GC 5.8 WITHHOLDING OF PAYMENT

5.8.1

If because of climatic or other conditions reasonably beyond the control of the Design-Builder, there are items of the Work that cannot be performed, payment in fill for that portion of the Work which has been performed as certified by the Payment Certifier shall not be withheld or delayed by the Owner on account thereof; but the Owner may withhold, until the remaining portion of the Work is finished, only such an amount that the Payment Certifier determines is sufficient and reasonable to cover the cost of performing such remaining work.

GC 5.9 NON-CONFORMING WORK

5.9.1

No payment by the Owner under the Contract nor partial or entire use or occupancy of the Work by the Owner shall constitute an acceptance of any portion of the Work or Products which are not in accordance with the requirements of the Contract Documents.

PART 6 CHANGES IN THE WORK

GC 6.1 CHANGES

6.1.1	The Owner, without invalidating the Contract, may make changes in the Work consisting of additions, deletions, or other revisions to the Work by Change Order or Change Directive.

6.1.2	The Design-Builder shall not perform a change in the Work without a Change Order or a Change Directive except as provided in paragraph 6.1.6.

6.1.3	If a change in the Work results in a net increase in the Contract Price, an allowance for overhead and profit shall be included.

6.1.4	If a change in the Work results in a net decrease in the Contract Price, the amount of the credit shall be the net cost, without deduction for overhead or profit.

6.1.5

When both additions and deletions covering related work or substitutions are involved in a change in the Work, the allowance for overhead and profit shall be calculated on the basis of the net increase, if any, with respect to that change in the Work.

6.1.6

The Design-Builder, without invalidating the Contract, may make minor adjustments in the Work consistent with the intent of the Contract Documents without a Change Order and shall advise the Owner in writing of such adjustments. Such adjustments in the Work shall not involve adjustment in the Contract Price or Contract Time.

GC 6.2 CHANGE ORDER

6.2.1

When a change in the Work is proposed or required, the Owner or the Design-Builder shall provide a notice in writing describing the proposed change in the Work to the other party. The responding party shall present, in a form acceptable to the other party, an amendment to the Owner’s Statement of Requirements, if any, and a method of adjustment or an amount of adjustment for the Contract Price, if any, and the adjustment in the Contract Time, if any, for the proposed change in the Work.

6.2.2

When the Owner and Design-Builder agree to the amendment to the Owner’s Statement of Requirements, the adjustments in the Contract Price and Contract Time, or to the method to be used to determine the adjustments, such agreement shall be effective immediately and shall be recorded in a Change Order and signed by the Owner and Design-Builder. The value of the Work performed as the result of a Change Order shall be included in applications for progress payment.

6.2.3

If the Owner requests the Design-Builder to submit a proposal for a change in the Work and then elects not to proceed with the change, a Change Order shall be issued for the Owner to reimburse the Design-Builder for all costs incurred in any Design Services rendered.

GC 6.3 CHANGE DIRECTIVE

6.3.1

If the Owner requires the Design-Builder to proceed with a change in the Work within the general scope of the Work prior to the Owner and the Design-Builder agreeing upon the adjustment in Contract Price and Contract Time, the Owner shall direct the preparation of a Change Directive.

6.3.2	Upon receipt of a Change Directive, the Design-Builder shall proceed promptly with the change in the Work.

6.3.3

The adjustment in the Contract Price for a change carried out by way of a Change Directive shall be determined on the basis of the cost of expenditures and savings to perform the work attributable to the change.

6.3.4

The Design-Builder shall keep and present, in such form as the Owner may require, an itemized accounting of the cost of expenditures and savings referred to in paragraph 6.3.3 together with supporting data. The cost of performing the work attributable to the Change Directive shall be limited to the actual cost of all of the following:

.1

wages and benefits paid for labour in the direct employ of the Design-Builder under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Owner and Design-Builder

.2

salaries, wages, and benefits of the Design-Builder’s personnel, when stationed at the field office, in whatever capacity employed; and personnel engaged at shops or on the road, in expediting the production or transportation of materials or equipment;

.3

salaries, wages, and benefits of the Design-Builder’s office personnel engaged in a technical capacity, and other personnel identified in the agreed wage schedule for the time spent in the performance of the Work;

.4

contributions, assessments, or taxes incurred for such items as employment insurance, provincial health insurance, workers’ compensation, and Canada or Quebec Pension Plan, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Design-Builder and included in the cost of the work as provided in paragraphs 6.3.4.1, 6.3.4.2, and 6.3.4.3;

.5	travel and subsistence expenses of the Design-Builder’s personnel described in paragraphs 6.3.4.1, 6.3.4.2, and 6.3.4.3;
.6	the cost of Design Services including all fees and disbursements of the Consultant or other consultants engaged or employed to provide such services;
.7	the cost of all Products including cost of transportation thereof;
.8

the cost of materials, supplies, equipment, temporary services and facilities, and hand tools not owned by the workers, including transportation and maintenance thereof, which are consumed; and cost less salvage value on such items used but not consumed, which remain the property of the Design -Builder

.9

rental cost of all tools, machinery, and equipment, exclusive of hand tools, whether rented from or provided by the Design-Builder or others, including installation, minor repairs and replacements, dismantling, removal, transportation and delivery cost thereof;

.10	deposits lost;
.11	the amounts of all subcontracts;
.12	the cost of quality assurance such as independent inspection and testing services;
.13	charges levied by authorities having jurisdiction at the Place of the Work;
.14

royalties, patent license fees, and damages for infringement of patents and cost of defending suits therefor subject always to the Design-Builder’s obligations to indemnify the Owner as provided in paragraph 10.3.1 of GC 10.3 - PATENT FEES;

.15	any adjustment in premium for all bonds and insurance which the Design-Builder is required, by the Contract Documents, to purchase and maintain in relation to the performance of the Work;
.16	any adjustment in taxes and duties for which the Design-Builder is liable in relation to the performance of the Work;
.17

charges for long distance telephone and facsimile communications, courier services, expressage, photocopying, reproduction of Contract Documents, and petty cash items incurred in relation to the performance of the Work;

.18	the cost of removal and disposal of waste products and debris;
.19	costs incurred due to emergencies affecting the safety of persons or property;

6.3.5	Pending determination of the final amount of a Change Directive, the undisputed value of the work performed as the result of a Change Directive is eligible to be included in progress payments.

6.3.6	If the Owner and Design-Builder do not agree on the proposed adjustment in the Contract Time or the method of determining it, the adjustment shall be referred to the Consultant for determination.

6.3.7

If at any time after the start of the Work directed by a Change Directive, the Owner and the Design-Builder reach agreement on the amendment to the Owner’s Statement of Requirements or the adjustment to the Contract Price and to the Contract Time, this agreement shall be recorded in a Change Order signed by the Owner and the Design-Builder.

GC 6.4 CONCEALED OR UNKNOWN CONDITIONS

6.4.1	If the Owner or the Design-Builder discover conditions at the Place of the Work which are:
.1	subsurface or otherwise concealed physical conditions which existed before the commencement of the Work which differ materially from those indicated in the Contract Documents; or
.2

physical conditions of a nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents; then the observing party shall notify the other party in writing, if possible before conditions are disturbed, and in no event later than 5 Working Days after first observance of the conditions.

6.4.2

The Consultant or other consultants will promptly investigate such conditions. The Consultant will notify the Owner and the Design-Builder of the finding in writing. If the finding is that the conditions differ materially and this would cause an increase or decrease in the Design-Builder’s cost or time to perform the Work, the Owner shall issue appropriate instructions for a change in the Work as provided in GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, and GC 6.3 - CHANGE DIRECTIVE.

6.4.3

If the Consultant finds that the conditions at the Place of the Work are not materially different or that no change in the Contract Price or the Contract Time is justified, the Consultant shall notify the Owner and Design-Builder in writing.

GC 6.5 DELAYS

6.5.1

If the Design-Builder is delayed in the performance of the Work by an action or omission of the Owner or anyone employed or engaged by them directly or indirectly, contrary to the provisions of the Contract Documents, then the Contract Time shall be extended for such reasonable time as agreed between the Owner and the Design-Builder. Design-Builder shall be reimbursed by the Owner for reasonable costs incurred by the Design-Builder as the result of such delay.

6.5.2

If the Design-Builder is delayed in the performance of the Work by a stop work order issued by a court or other public authority and providing that such order was not issued as the result of an act or fault of the Design-Builder or any person employed or engaged by the Design-Builder directly or indirectly, then the Contract Time shall be extended for such reasonable time as agreed between the Owner and the Design-Builder. The Design-Builder shall be reimbursed by the Owner for reasonable costs incurred by the Design-Builder as the result of such delay.

6.5.3

If the Design-Builder is delayed in the performance of the Work by labour disputes, strikes, lock-outs (including lock outs decreed or recommended for its members by a recognized contractors’ association, of which the Design-Builder is a member or to which the Design-Builder is otherwise bound), fire, unusual delay by common carriers or unavoidable casualties, or without limit to any of the foregoing, by a cause beyond the Design-Builder’s control, then the Contract Time shall be extended for such reasonable time as agreed between the Owner and the Design-Builder. The extension of time shall not be less than the time lost as the result of the event causing the delay, unless the Design-Builder agrees to a shorter extension. The Design-Builder shall not be entitled to payment for costs incurred by such delays unless such delays result from actions by the Owner.

6.5.4

No extension shall be made for delay unless notice in writing of claim is given promptly to the Owner and in no event later than 10 Working Days after the commencement of delay, providing however, that in the case of a continuing cause of delay only one notice of claim shall be necessary.

6.5.5	Any adjustment to Contract Price and Contract Time required as a result of GC 6.5 - DELAYS shall be made as provided in GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, and GC 6.3 - CHANGE DIRECTIVE.

PART 7 DEFAULT NOTICE

GC 7.1 OWNER’S RIGHT TO PERFORM THE WORK, SUSPEND THE WORK, OR TERMINATE THE CONTRACT

7.1.1

If the Design-Builder should be adjudged bankrupt, or makes a general assignment for the benefit of creditors because of the Design-Builder’s insolvency, or if a receiver is appointed because of the Design-Builder’s insolvency, the Owner may, without prejudice to any other right or remedy the Owner may have, by giving the Design-Builder or receiver or trustee in bankruptcy notice in writing, terminate the Design-Builder’s right to continue with the Work.

7.1.2

If the Design-Builder should neglect to prosecute the Work properly or otherwise fails to comply with the requirements of the Contract to a substantial degree, the Owner may, without prejudice to any other right or remedy the Owner may have, notify the Design-Builder in writing that the Design-Builder is in default of the Design-Builder’s contractual obligations and instruct the Design-Builder to correct the default in the 5 Working Days immediately following the receipt of such notice.

7.1.3	If the default cannot be corrected in the 5 Working Days specified, the Design-Builder shall be in compliance with the Owner’s instructions if the Design-Builder:
.1	commences the correction of the default within the specified time, and
.2	provides the Owner with an acceptable schedule for such correction, and
.3	corrects the default in accordance with such schedule.
7.1.4	If the Design-Builder fails to correct the default in the time specified or subsequently agreed upon, without prejudice to any other right or remedy the Owner may have, the Owner may:
.1	correct such default and deduct the cost thereof from any payment then or thereafter due to the Design-Builder, or
.2	terminate the Design-Builder’s right to continue with the Work in whole or in part or terminate the Contract.

7.1.5	If the Owner terminates the Design-Builder’s right to continue with the Work as provided in paragraphs 7.1.1 and 7.1.4, the Owner shall be entitled to:
.1

take possession of the Construction, and Products; utilize the Construction Documents, construction machinery, and equipment; subject to the rights of third parties, finish the Work by whatever reasonable method the Owner may consider expedient, but without undue delay or expense;

.2	withhold further payment to the Design-Builder until a final certificate for payment is issued;
.3

charge the Design-Builder the amount by which the fill cost of finishing the Work and a reasonable allowance to cover the cost of corrections to Work performed by the Design-Builder that may be required under GC 12.3 - WARRANTY, exceeds the unpaid balance of the Contract Price; however, if such cost of finishing the Work is less than the unpaid balance of the Contract Price, the Owner shall pay the Design-Builder the difference; and

.4

on expiry of the warranty period, charge the Design-Builder the amount by which the cost of corrections to the Design-Builder’s work under GC 12.3 - WARRANTY exceeds the allowance provided for such corrections, or if the cost of such corrections is less than the allowance, pay the Design-Builder the difference.

7.1.6

The Design-Builder’s obligation under the Contract as to quality, correction, and warranty of the work performed by the Design-Builder up to the time of termination shall continue in force after such termination.

7.1.7

The Owner may, if conditions arise which make it necessary for reasons other than as provided in paragraphs 7.1.1 and 7.1.4, suspend performance of the Work or terminate the Contract by giving written notice to that effect to the Design-Builder identify the reason for the suspension and the expected length of the suspension. Such suspension or termination shall be effective in the manner specified in said notice and shall be without prejudice to any claims which either party may have against the other.

7.1.8

The Design-Builder upon receiving notice of suspension or termination from the Owner shall suspend all operations as soon as reasonably possible except Work which, in the Design-Builder’s opinion, is necessary for the safety of personnel and for the care and preservation of the Work, the materials and plant. Subject to any directions in the notice of suspension or termination, the Design-Builder shall discontinue ordering materials, facilities, and supplies and make every reasonable effort to delay delivery of existing orders and, in the event of termination, to cancel existing orders on the best terms available.

7.1.9	During the period of suspension, the Design-Builder shall not remove from the site any part of the Work, or any Product or materials without the consent of the Owner.

7.1.10

If the Work should be suspended for a period of 30 days or less, the Design-Builder, upon the expiration of the period of suspension, shall resume the performance of the Work in accordance with the Contract Documents. If the suspension was not due to an act or an omission of the Design-Builder, the Contract Price and Contract Time shall be adjusted as provided in paragraph 6.5.1 of GC 6.5 - DELAYS.

7.1.11

If, after 30 days from the date of notice of suspension of the Work the Owner and the Design-Builder agree to continue with and complete the Work, the Design-Builder shall resume operations and complete the Work in accordance with any terms and conditions agreed upon by the Owner and the Design-Builder

GC 7.2 DESIGN-BUILDER’S RIGHT TO SUSPEND THE WORK OR TERMINATE THE CONTRACT

7.2.1

If the Owner should be adjudged bankrupt, or makes a general assignment for the benefit of creditors because of the Owner’s insolvency, or if a receiver is appointed because of the Owner’s insolvency, the Design-Builder may, without prejudice to any other right or remedy the Design-Builder may have, by giving the Owner or receiver or trustee in bankruptcy notice in writing, terminate the Contract.

7.2.2

If the Work should be suspended or otherwise delayed for a period of 30 days or more under the Owner’s direction as provided in paragraph 7.1.7 of GC 7.1 - OWNER’S RIGHT TO PERFORM THE WORK, SUSPEND THE WORK, OR TERMINATE THE CONTRACT or under an order of a court or other public authority and providing that such order was not issued as the result of an act or fault of the Design-Builder or of anyone directly or indirectly employed or engaged by the Design-Builder, the Design-Builder may, without prejudice to any other right or remedy the Design-Builder may have, by giving the Owner notice in writing, terminate the Contract.

7.2.3	The Design-Builder may notify the Owner in writing that the Owner is in default of the Owner’s contractual obligations if:
.1	the Owner fails to furnish, when so requested by the Design-Builder, reasonable evidence that financial arrangements have been made to fulfil the Owner’s obligations under the Contract,
.2	the Owner fails to pay the Design-Builder the amounts due under the Contract or awarded by arbitration or court,
.3	the Owner has made an assignment of the Contract without the required consent of the Design-Builder, or
.4

the Owner persistently disregards communications or reasonable requests from the Design-Builder for information or instructions, or otherwise violates the requirements of the Contract to a substantial degree.

7.2.4

The Design-Builder’s notice in writing to the Owner provided under paragraph 7.2.3 shall advise that if the default is not corrected within 5 Working Days following the receipt of the notice, the Design-Builder may, without prejudice to any other right or remedy the Design -Builder may have, suspend the Work or terminate the Contract.

7.2.5

If the Design-Builder terminates the Contract under the conditions set out above, the Design-Builder shall be entitled to be paid for all Work performed including reasonable profit, for loss sustained upon Products and construction machinery and equipment, and such other damages as the Design-Builder may have sustained as a result of the termination of the Contract.

PART 8 DISPUTE RESOLUTION

GC 8.1 AUTHORITY OF THE CONSULTANT

8.1.1

Differences between the parties to the Contract as to the interpretation, application, or administration of the Contract or any failure to agree where agreement between the parties is called for, collectively referred to as disputes, which are not resolved in the first instance by findings of the Consultant as provided in GC 2.1 - CONSULTANT, shall be settled in accordance with the requirements of Part 8 of the General Conditions - DISPUTE RESOLUTION.

8.1.2

If a dispute is not resolved promptly, the Consultant shall give such written instructions as in the Consultant’s opinion are necessary for the proper performance of the Work and to prevent delays pending settlement of the dispute. The Design-Builder shall act immediately according to such instructions, it being understood that by so doing the Design- Builder will not jeopardize any claim the Design-Builder may have. If it is subsequently determined that such instructions were in error or at variance with the Contract Documents, the Owner shall pay the Design-Builder costs incurred by the Design-Builder in carrying out such instructions which the Design-Builder was required to do beyond what the (Contract Documents correctly understood and interpreted would have required, including costs resulting from interruption of the Work.

GC 8.2 NEGOTIATION, MEDIATION, AND ARBITRATION

8.2.1	In accordance with the latest edition of the Rules for Mediation of Construction Disputes as provided in CCDC 40, the parties shall appoint a Project Mediator

.1	within 30 days after the Contract was awarded, or
.2	if the parties neglected to make an appointment within the 30 day period, within 15 days after either party by notice in writing requests that the Project Mediator be appointed.

8.2.2

A party shall be conclusively deemed to have accepted a finding of the Consultant under GC 2.1 - CONSULTANT and to have expressly waived and released the other party from any claims in respect of the particular matter dealt with in that finding unless, within 15 Working Days after receipt of that finding, the party sends a notice in writing of dispute to the other party and to the Consultant, which contains the particulars of the matter in dispute and the relevant provisions of the Contract Documents. The responding party shall send a notice in writing of reply to the dispute within 10 Working Days after receipt of the notice of dispute setting out particulars of this response and any relevant provisions of the Contract Documents.

8.2.3

The parties shall make all reasonable efforts to resolve their disputes by amicable negotiations and agree to provide, without prejudice, frank, candid, and timely disclosure of relevant facts, information, and documents to facilitate these negotiations.

8.2.4

After a period of 10 Working Days following receipt of a responding part notice in writing of reply under paragraph 8.2.2, the parties shall request the Project Mediator to assist the parties to reach agreement on any unresolved dispute. The mediated negotiations shall be conducted in accordance with the latest edition of the Rules for Mediation of Construction Disputes as provided in CCDC 40.

8.2.5

If the dispute has not been resolved within 10 Working Days after the Project Mediator was requested under paragraph 8.2.4 or within such further period agreed by the parties, the Project Mediator shall terminate the mediated negotiations by giving notice in writing to both parties.

8.2.6

By giving a notice in writing to the other party, not later than 10 Working Days after the date of termination of the mediated negotiations under paragraph 8.2.5, either party may refer the dispute to be finally resolved by arbitration under the latest edition of the Rules for Arbitration of Construction Disputes as provided in CCDC 40. The arbitration shall be conducted in the jurisdiction of the Place of the Work.

8.2.7

On expiration of the 10 Working Days, the arbitration agreement under paragraph 8.2.6 is not binding on the parties and, if a notice is not given under paragraph 8.2.6 within the required time, the parties may refer the unresolved dispute to the courts or to any other form of dispute resolution, including arbitration, which they have agreed to use.

8.2.8

If neither party requires by notice in writing given within 10 Working Days of the date of notice requesting arbitration in paragraph 8.2.6 that a dispute be arbitrated immediately, all disputes referred to arbitration as provided in paragraph 8.2.6 shall be

.1	held in abeyance until
(1)	Substantial Performance of the Work,
(2)	the Contract has been terminated, or
(3)	the Design-Builder has abandoned the Work, whichever is earlier, and
.2	consolidated into a single arbitration under the rules governing the arbitration under paragraph 8.2.6.

GC 8.3 RETENTION OF RIGHTS

8.3.1	It is agreed that no act by either party shall be construed as a renunciation or waiver of any rights or recourses, provided the party has given the notices required under Part 8 of the General

Conditions - DISPUTE RESOLUTION and has carried out the instructions as provided in paragraph 8.1.2.

8.3.2

Nothing in Part 8 of the General Conditions - DISPUTE RESOLUTION shall be construed in any way to limit a party from asserting any statutory right to a lien under applicable lien legislation of the jurisdiction of the Place of the Work and the assertion of such right by initiating judicial proceedings is not to be construed as a waiver of any right that party may have under paragraph 8.2.6 to proceed by way of arbitration to adjudicate the merits of the claim upon which such a lien is based.

PART 9 PROTECTION OF PERSONS AND PROPERTY

GC 9.1 PROTECTION OF WORK AND PROPERTY

9.1.1

The Design-Builder shall protect the Work and the Owner’s property and property adjacent to the Place of the Work from damage which may arise as the result of the Design-Builder’s operations under the Contract, and shall be responsible for such damage, except damage which occurs as the result of:

.1	errors in the Contract Documents issued by the Owner,
.2	acts or omissions by the Owner, other contractors, their agents and employees.

9.1.2

Should the Design-Builder in the performance of the Contract damage the Work, the Owner’s property, or property adjacent to the Place of the Work, the Design-Builder shall be responsible for the making good such damage at the Design-Builder’s expense.

9.1.3

Should damage occur to the Work or Owner’s property for which the Design-Builder is not responsible, as provided in paragraph 9.1.1, the Design-Builder shall at the Owner’s expense make good such damage to the Work and, if the Owner so directs, to the Owner’s property. The Contract Price and Contract Time shall be adjusted as provided in GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, and GC 6.3 - CHANGE DIRECTIVE.

GC 9.2 DAMAGES AND MUTUAL RESPONSIBILITY

9.2.1

If either party to the Contract should suffer damage in any manner because of any wrongful act or neglect of the other party or of anyone for whom the other party is responsible in law, then that party shall be reimbursed by the other party for such damage. The reimbursing party shall be subrogated to the rights of the other party in respect of such wrongful act or neglect if it be that of a third party.

9.2.2

Claims for damage under paragraph 9.2.1 shall be made in writing to the party liable within reasonable time after the first observance of such damage and if undisputed shall be confirmed by Change Order. Disputed claims shall be resolved as set out in Part 8 of the General Conditions - DISPUTE RESOLUTION.

9.2.3

If the Design-Builder has caused damage to the work of another contractor on the Project, the Design-Builder agrees upon due notice to settle with the other contractor by negotiation or arbitration. If the other contractor makes a claim against the Owner on account of damage alleged to have been so sustained, the Owner shall notify the Design-Builder and may require the Design-Builder to defend the action at the Design-Builder’s expense. The Design-Builder shall satisfy a final order or judgment against the Owner and pay the costs incurred by the Owner arising from such action.

9.2.4

If the Design-Builder becomes liable to pay or satisfy a final order, judgment, or award against the Owner, then the Design-Builder, upon undertaking to indemnify the Owner against any and all liability for costs, shall have the right to appeal in the name of the Owner such final order or judgment to any and all courts of competent jurisdiction.

GC 9.3 TOXIC AND HAZARDOUS SUBSTANCES AND MATERIALS

9.3.1	For the purposes of applicable environmental legislation, the Owner shall be deemed to have control and management of the Place of the Work with respect to existing conditions.
9.3.2	Prior to the Design-Builder commencing the Work, the Owner shall
.1	take all reasonable steps to determine whether any toxic or hazardous substances or materials are present at the Place of the Work, and
.2	provide the Design-Builder with a written list of any such substances and materials.

9.3.3

The Owner shall take all reasonable steps to ensure that no person suffers injury, sickness, or death and that no property is injured, damaged, or destroyed as a result of exposure to, or the presence of, toxic or hazardous substances or materials which were at the Place of the Work prior to the Design-Builder commencing the Work.

9.3.4

Unless the Contract Documents expressly provides otherwise, the Owner shall be responsible for taking all necessary steps, in accordance with legal requirements, to dispose of, store or otherwise render harmless, toxic or hazardous substances or materials which were present at the Place of the Work prior to the Design-Builder commencing the Work.

9.3.5	If the Design-Builder
.1	encounters toxic or hazardous substances or materials at the Place of the Work, or
.2

has reasonable grounds to believe that toxic or hazardous substances or materials are present at the Place of the Work, which were not disclosed by the Owner, as required under paragraph 9.3.2, or which were disclosed but have not been dealt with as required under paragraph 9.3.4, the Design-Builder shall

.3

take all reasonable steps, including stopping the Work, to ensure that no person suffers injury, sickness, or death and that no property is injured or destroyed as a result of exposure to or the presence of the substances or materials, and

.4	immediately report the circumstances to the Owner in writing.

9.3.6

If the Design-Builder is delayed in performing the Work or incurs additional costs as a result of taking steps required under paragraph 9.3.5.3, the Contract Time shall be extended and the Design-Builder shall be reimbursed for all reasonable costs incurred as a result of the delay and as a result of taking those steps.

9.3.7

The Owner and the Design-Builder may jointly rely upon the advice of an independent expert in a dispute under paragraph 9.3.6 and, in that case, the expert shall be jointly selected, retained, and paid by the Owner and the Design- Builder.

9.3.8

The Owner shall indemnify and hold harmless the Design-Builder, Consultant, other consultants, Subcontractors, Suppliers, and their agents and employees, from and against claims, demands, losses, costs, damages, actions, suits, or proceedings arising out of or resulting from exposure to, or the presence of, toxic or hazardous substances or materials which were at the Place of the Work prior to the Design-Builder commencing the Work. This obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity set out in GC 12.1 - INDEMNIFICATION or which otherwise exist respecting a person or party described in this paragraph.

9.3.9	GC 9.3 - TOXIC AND HAZARDOUS SUBSTANCES AND MATERIALS shall govern over the provisions of paragraph 1.4.1 of GC 1.4 - RIGHTS AND REMEDIES or (GC 9.2 - DAMAGES AND MUTUAL RESPONSIBILITY.

PART 10 GOVERNING REGULATIONS

GC 10.1 TAXES AND DUTIES

10.1.1

The Contract Price shall include all taxes and customs duties in effect at the time of the proposal or bid closing except for Value Added Taxes payable by the Owner to the Design-Builder as stipulated in Article A-4 of the Agreement - CONTRACT PRICE.

10.1.2

Any increase or decrease in costs to the Design-Builder due to changes in such included taxes and duties after the time of the proposal or bid closing, as the case may be, shall increase or decrease the Contract Price accordingly.

10.1.3	Refunds that are properly due to the Owner and have been recovered by the Design-Builder will be promptly refunded to the Owner.

GC 10.2 LAWS, NOTICES, PERMITS, AND FEES

10.2.1	The Owner shall obtain and pay for the permanent easements and rights of servitude.

10.2.2

Unless otherwise stated, the Design-Builder shall obtain and pay for the building permit and other permits, licences, or certificates necessary for the performance of the Work which were in force at the time of the proposal or bid closing.

10.2.3

The Design-Builder shall give the required notices and comply with the laws, ordinances, rules, regulations, or codes which are or become in force during the performance of the Work and which relate to the Work, to the preservation of the public health, and to construction safety.

10.2.4

The Design-Builder shall not be responsible for verifying that the Owner’s Statement of Requirements is in substantial compliance with the applicable laws, ordinances, rules, regulations, or codes relating to the Work. If, after the time of the proposal or bid closing, changes are made to the applicable laws, ordinances, rules, regulations, or codes which require modification to the Contract Documents, the Design-Builder shall notify the Owner in writing requesting direction immediately upon such variance or change becoming known. Changes shall be made as provided in GC 6.1 - CHANGES, GC 6.2 - CHANGE ORDER, and GC 6.3 - CHANGE DIRECTIVE.

10.2.5

If the Design-Builder fails to notify the Owner in writing, fails to obtain direction as required in paragraph 10.2.4, and performs work knowing it to be contrary to any laws, ordinances, rules, regulations, or codes; the Design-Builder shall be responsible for and shall correct the violations thereof and shall bear the costs, expenses, and damages attributable to the failure to comply with the provisions of such laws, ordinances, rules, regulations, or codes.

GC 10.3 PATENT FEES

10.3.1

The Design-Builder shall pay the royalties and patent licence fees required for the performance of the Contract. The Design-Builder shall hold the Owner harmless from and against claims, demands, losses, costs, damages, actions, suits, or proceedings arising out of the Design-Builder performance of the Contract which are attributable to an infringement or an alleged infringement of a patent of invention by the Design-Builder or anyone for whose acts the Design-Builder may be liable.

10.3.2

The Owner shall hold the Design-Builder harmless against claims, demands, losses, costs, damages, actions, suits, or proceedings arising out of the Design-Builder’s performance of the Contract which are attributable to an infringement or an alleged infringement of a patent of invention in executing anything for the purpose of the Contract, the model, plan, or design of which was supplied to the Design-Builder as part of the Contract Documents.

GC 10.4 WORKERS’ COMPENSATION

10.4.1

Prior to commencing the Work, Substantial Performance of the Work, and the application for final payment, the Design-Builder shall provide evidence of compliance with workers’ compensation legislation at the Place of the Work, including payments due under it.

10.4.2 At any time during the term of the Contract, when requested by the Owner, the Design-Builder shall provide such evidence of compliance by the Design-Builder and Subcontractors and any other person performing the Work who is required to comply with such legislation.

PART 11 INSURANCE — BONDS

GC 11.1 INSURANCE

11.1.1

Without restricting the generality of GC 12.1 - INDEMNIFICATION, and unless the Owner and the Design-Builder agree to obtain project-specific insurance, or higher insurance limits, the Design-Builder shall provide, maintain, and pay for the minimum insurance coverages specified in GC 11.1 - INSURANCE.

.1	General Liability Insurance:

The policy shall be in the joint names of the Design-Builder, the Owner, the Consultant and other consultants, with limits of not less than $2,000,000 per occurrence and with a property damage deductible of not more than $5,000. The insurance coverage shall not be less than the insurance required by I Forms 2100 and 2320, or their equivalent replacement. Umbrella or excess liability insurance may be used to achieve the desired limit. Where the Design-Builder maintains a single, blanket policy, the addition of the Owner is limited to liability arising out of the Work and all operations necessary or incidental thereto.

Completed Operations Liability coverage shall be maintained continuously from the commencement of the Construction until two years after Substantial Performance of the Work.

.2	Errors and Omissions Insurance:

The Design-Builder shall ensure that the Consultant and other consultants engaged in the performance of the Design Services each carry Errors and Omissions Insurance that have limits of not less than $250,000 per claim and with an aggregate limit of not less than $500,000 within any policy year. The Consultant or other consultants found to be at fault will be responsible for the deductible amount.

The policy shall be maintained continuously from the commencement of the Work, until 2 years after Substantial Performance of the Work.

.3	Automobile Liability Insurance:

The policy covers for bodily injury, death, and damage to property with respect to all licensed vehicles owned or leased by the Design-Builder. The policy shall have limits of not less than $2,000,000 inclusive per occurrence. If the policy is issued pursuant to a government-operated automobile insurance system, the Design-Builder shall provide the Owner with confirmation of automobile insurance coverage for all automobiles registered in the name of the Design-Builder.

.4	Aircraft and Watercraft Liability Insurance:

The policy shall be for owned or non-owned aircraft and watercraft used directly or indirectly by the Design- Builder in the performance of the Work, including use of additional premises. The policy shall have limits of not less than $2,000,000 inclusive per occurrence for bodily injury, death, and damage to property including loss of use thereof and limits of not less than $2,000,000 for aircraft passenger hazard.

.5	Property and Boiler and Machinery Insurance:
(1)

“All risks” property insurance shall be in the joint names of the Design-Builder, the Owner, the Consultant, all other consultants, and all Subcontractors. The insurance coverage shall not be less than the insurance required by IBC Forms 4042 and 4047, or their equivalent replacement. The insurance provided shall have limits of not less than the sum of the amount of the Contract Price, the applicable Value Added Taxes, and the full value of products provided by the Owner for incorporation into the Work as specified in the Supplementary Conditions. The policy shall have a deductible of not more than $10,000.

(2)

Boiler and machinery insurance shall be in the joint names of the Design-Builder, the Owner, the Consultant, all consultants, and all Subcontractors. The insurance coverage shall not be less than the insurance provided by the “Comprehensive Boiler and Machinery Form.” The insurance provided shall have limits of not less than the replacement value of the boilers, pressure vessels, and other insurable objects forming part of the Work.

(3)

The policies shall allow for partial or total use or occupancy of the Work. If because of such use or occupancy the Design-Builder is unable to provide coverage, the Design-Builder shall notify the Owner in writing. Prior to such use or occupancy, the Owner shall provide, maintain, and pay for all risk property and boiler insurance in the amounts described in sub-paragraphs ( and (2), including coverage for such use or occupancy and shall provide the Design-Builder with proof of such insurance. The policies shall be amended to include permission for completion of Construction and shall include all insureds as specified in sub paragraph (1). The Design-Builder shall refund to the Owner the unearned premiums applicable to the Design-Builder’s policies upon termination of coverage.

(4)

The policies shall provide that, in the case of a loss or damage, payment shall be made to the Owner and the Design-Builder as their respective interests may appear. The Design-Builder shall act on behalf of the Owner for the purpose of adjusting the amount of such loss or damage payment with the insurers. When the extent of the loss or damage is determined, the Design-Builder shall proceed to restore the Work. Loss or damage shall not affect the rights and obligations of either party under the Contract except that the Design-Builder shall be entitled to a reasonable extension of Contract Time.

(5)

The Design-Builder shall be entitled to receive from the Owner, in addition to the amount due under the Contract, the amount at which the Owner’s interest in restoration of the Work has been appraised, such amount to be paid as the restoration of the Work proceeds and as provided in GC 5.2 - APPLICATIONS FOR PROGRESS PAYMENT and GC 5.3 - PROGRESS PAYMENT. In

addition the Design-Builder shall be entitled to receive from the payments made by the insurer the amount of the Design-Builder’s interest in the restoration of the Work.

(6)

In the case of loss or damage to the Work arising from the work of another contractor, or Owner’s own forces, the Owner, in accordance with the Owner obligations under paragraph 3.3.2.4 of GC 3.3 - CONSTRUCTION BY OWNER OR OTHER CONTRACTORS, shall pay the Design-Builder the cost of restoring the Work as the restoration of the Work proceeds and as provided in GC 52 - APPLICATIONS FOR PROGRESS PAYMENT and GC 5.3 - PROGRESS PAYMENT.

.6	Equipment Insurance:

The policy covers construction machinery and equipment used by the Design-Builder for the performance of the Work, including boiler insurance on temporary boilers and pressure vessels. The policy shall be in a form acceptable to the Owner and shall not allow subrogation claims by the insurer against the Owner. Subject to satisfactory proof of financial capability by the Design-Builder for self-insurance, the Owner agrees to waive the equipment insurance requirement.

11.1.2	Unless otherwise stipulated, the duration of each insurance policy shall be from the date of commencement of the Work until the date of the final certificate for payment.

11.1.3

The Design-Builder shall be responsible for deductible amounts under the policies except where otherwise provided in GC 11.1 - INSURANCE or where such amounts may be excluded from the Design-Builder’s responsibility by the terms of GC 9.1 - PROTECTION OF WORK AND PROPERTY and GC 9.2 - DAMAGES AND MUTUAL RESPONSIBILITY.

11.1.4

Prior to commencement of the Work and upon the placement, renewal, amendment, or extension of all or any part of the insurance, the Design-Builder shall promptly provide the Owner with confirmation of coverage and, if required, a certified true copy of the policies certified by an authorized representative of the insurer together with copies of any amending endorsements.

11.1.5

Where the full insurable value of the Work is substantially less than the Contract Price, the Owner may reduce the amount of insurance required or waive the Property and Boiler and Machinery Insurance requirement.

11.1.6

If the Design-Builder fails to provide or maintain insurance as required by the Contract Documents, then the Owner shall have the right to provide and maintain such insurance and give evidence to the Design-Builder and the Consultant. The Design-Builder shall pay the cost thereof to the Owner on demand or the Owner may deduct the amount which is due or may become due to the Design-Builder.

11.1.7	All required insurance policies shall be placed with insurers licensed to underwrite insurance in the jurisdiction of the Place of the Work.

11.1.8

All required insurance policies shall be endorsed to provide the Owner with not less than 30 days notice in writing in advance of any cancellation and material amendment or change restricting coverage.

11.1.9

All insureds shall cooperate with the Design-Builder to comply with any reporting requirements of the insurance policies in order to maintain the policies in good standing, to give notice in writing of any incidents which may result in a claim or loss covered by the policies and to provide documentation necessary in the defence or settlement of claims.

GC 11.2 BONDS

11.2.1	The Design-Builder shall, prior to commencement of the Work or within the time specified in the Contract, provide to the Owner such surety bonds as are required by the Contract Documents.

11.2.2

Such bonds shall be issued by a duly licensed surety company authorized to transact a business of suretyship in the province or territory of the Place of the Work and shall be maintained in good standing until the fulfilment of the Contract. The surety bonds shall be in accordance with the latest edition of the CCDC approved bond forms.

PART 12 INDEMNIFICATION — WAIVER — WARRANTY

GC 12.1 INDEMNIFICATION

12.1.1

The Design-Builder shall indemnify and hold harmless the Owner, the Owner’s agents and employees from and against claims, demands, losses, costs, damages, actions, suits, or proceedings (hereinafter called “claims”), by third parties that arise out of, or are attributable to, the Design-Builder’s performance of the Work, provided such claims are:

.1	attributable to bodily injury, sickness, disease, or death, or to injury to or destruction of tangible property, and
.2	caused by negligent acts or omissions of the Design-Builder, the Consultant, all other consultants, all Subcontractors or anyone for whose acts the Design-Builder may be liable, and
.3

made in writing within a period of 2 years from the date of Substantial Performance of the Work or within such shorter period as may be prescribed by any limitation statute of the province or territory of the Place of the Work.

The Owner expressly waives the right to indemnity for claims other than those stated above.

12.1.2	The obligation of the Design-Builder to indemnify under this Contract shall be limited to the insurance coverages and limits as agreed to be provided in GC 11.1 INSURANCE.

12.1.3

The Owner shall indemnify and hold harmless the Design-Builder, the Consultant, all other consultants, all Subcontractors, all Suppliers, their agents and employees from and against claims, demands, losses, costs, damages, actions, suits, or proceedings arising out of the Design-Builder’s performance of the Design Services and Construction, which are attributable to a lack of or defect in title or an alleged lack of or defect in title to the Place of the Work or a negligent act or omission or willful default of the Owner, its agents and employees or any other person in respect of those acts the Owner may be liable.

12.1.4	GC 12.1 - INDEMNIFICATION shall govern over the provisions of paragraph 1.4.1 of GC 1.4 - RIGHTS AND REMEDIES or GC 9.2 - DAMAGES AND MUTUAL RESPONSIBILITY.

GC 12.2 WAIVER OF CLAIMS

12.2.1	Waiver of Claims by Owner

As of the date of the final certificate for payment, the Owner expressly waives and releases the Design-Builder, the Consultant, all other consultants, all Subcontractors, all Suppliers, and their agents and employees from all claims against them including without limitation those that might arise from the negligence or breach of contract by the Design-Builder, the Consultant, all other consultants, all Subcontractors, and their agents and employees except one or more of the following:

.1	those made in writing prior to the date of the final certificate for payment and still unsettled;
.2	those arising from the provisions of GC 12.1 - INDEMNIFICATION or GC 12.3 - WARRANTY;
.3

those arising from the provisions of paragraph 9.3.5 of GC 9.3 - TOXIC AND HAZARDOUS SUBSTANCES AND MATERIALS and arising from the Design-Builder bringing or introducing any toxic or hazardous substances and materials to the Place of the Work after the Design-Builder commences the Work.

In the Common Law provinces GC 12.2.1.4 shall read as follows:

.4

those made in writing within a period of 2 years from the date of Substantial Performance of the Work or within such shorter period as may be prescribed by any limitation statute of the province or territory of the Place of the Work and arising from any liability of the Design-Builder for damages resulting from the Design-Builder’s performance of the Contract with respect to substantial defects or deficiencies in the Work for which the Design- Builder is proven responsible. As used herein T defects or deficiencies” means those defects or deficiencies in the Construction which affect the Work to such an extent or in such a manner that a significant part or the whole of the Construction is unfit for the purpose specified in the Contract Documents.

In the Province of Quebec GC 12.2.1.4 shall read as follows:

.4	those arising under the provisions of Article 2118 of the Civil Code of Quebec.

12.2.2	Waiver of Claims by Design-Builder

As of the date of the final certificate for payment, the Design-Builder expressly waives and releases the Owner from all claims against the Owner including without limitation those that might arise from the negligence or breach of contract by the Owner except:

.1	those made in writing prior to the Design-Builder’s application for final payment and still unsettled; and
.2	those arising from the provisions of GC 9.3-TOXIC AND HAZARDOUS SUBSTANCES AND MATERIALS or GC 10.3- PATENT FEES.

12.2.3	GC 12.2 - WAIVER OF CLAIMS shall govern over the provisions of paragraph 1.4.1 of GC 1.4 - RIGHTS AND REMEDIES or GC 9.2 - DAMAGES AND MUTUAL RESPONSIBILITY.

GC 12.3 WARRANTY

12.3.1

The warranty period with regard to the Contract is one year from the date of Substantial Performance of the Work or such other periods specified in the Contract Documents for certain portions of the Work or Products.

12.3.2	The Design-Builder warrants that the Design Services meet the standard described in GC 2.1.4, and that the Work is in accordance with the Contract Documents.

12.3.3

Except for the provisions of paragraphs 12.3.2 and 12.3.6, the Design-Builder shall correct promptly, at the Design- Builder’s expense, any work which is not in accordance with the Contract Documents or defects or deficiencies in the Work which appear prior to and during the warranty periods specified in the Contract Documents.

12.3.4	The Owner shall promptly give the Design-Builder notice in writing of observed defects and deficiencies that occur during the warranty period.

12.3.5	The Design-Builder shall correct or pay for damage resulting from the defects or deficiencies and the corrections made under the requirements of paragraph 12.3.3.

12.3.6

The Design-Builder shall be responsible for obtaining Product warranties in excess of one year on behalf of the Owner from the manufacturer. These Product warranties shall be issued by the manufacturer to the benefit of the Owner.

12.3.7

The Design-Builder does not warrant against the effects of corrosion, erosion or wear and tear of any Product or failure of any Product due to faulty operations or maintenance by the Owner or conditions of operation more severe than those specified for the Product.

12.3.8

The warranties and guarantees specified in GC 12.3 - WARRANTY or elsewhere in the Contract Documents are the only warranties and guarantees of the Design-Builder applicable to the Work and no other warranties or guarantees, statutory or otherwise, are or will be implied.

SUPPLEMENTARY CONDITIONS FOR USE WITH CCDCI4 —2000

The following are supplementary conditions to the agreement between Wakefield Beach Developments Ltd. as the “Owner’ and Essential Innovations Corporation as the “Design-Builder” dated as of the 17 day of January, 2006.

1.	Time is of the essence of this Agreement.
2.

The Design-Builder shall perform all of the Work with that degree of care, skill and diligence normally provided by qualified and experienced practitioners performing work similar to the Work in the Lower Mainland of British Columbia at the time that the Design-Builder performs the Work.

3.

It is understood and agreed that the Work is only a part of the Project. Accordingly, notwithstanding any of the other terms of the Agreement, the Owner will engage the Consultant and the Consultants role will be limited to the contract administration services in the Agreement and the Design- Builder’s will be responsible for the designs and construction services in the Agreement.

4.	In the Definitions portion of the Contract, in paragraph 11 “Design Services” delete the words “Consultant” and substitute “Design-Builder.”
5.	With reference to GC 1.1,
6.	With respect to GC 1.1.14, delete the last sentence and substitute the following:

“The Design-Builder will, prior to any payment being issued under this Contract, deliver to the Owner a Consent and Acknowledgement signed by any consultant engaged by the Design-Builder who may have a right to do so, that person’s agreement that the Owner may use any material produced by such person and in which such person retains any copyright in the manner set forth in paragraphs 1.1.13 to 1.1.16.”

7.	With respect to GC 2.1.1, in the opening line delete “Design-Builder” and substitute the word “Owner” and delete subsections .1 - .6.
8.	Between GC 2.1.1 and 2.1.2 insert a new section 2.1.la as follows:

“The Design-Builder’s services, duties and responsibilities will include:

.1	the review of the Owner’s Statement of Requirements;
.2	the review with the Owner of reasonable alternative approaches to the design;
.3	the preparation of a design that meets the criteria set forth in the Contract Documents;
.4	the coordination required to integrate all parts of the Design Services;
.5	the preparation of schematic design documents to illustrate the scale and character of the Work and how the pads of the Work functionally relate to each other;
.6

the preparation of design development documents, based on the schematic design documents accepted by the Owner, consisting of drawing and other documents appropriate to the size of the Work to describe the size and character of the entire Work including architectural, mechanical and electrical systems, and such other elements as may be appropriate;”

9.	With reference to GC 2.1.2 and 2.1.4, wherever the words “Consultant” or “Consultant’s” appears, substitute “Design-Builder” or “Design-Builder’s” as appropriate.
10.	GC 2.1.5 and 2.1.6 are deleted.
11.	In GC 3.7.1, subsections .1, .3 and .4 the words “the Consultant are deleted.”
12.	Sections GC 5.1.1 and 5.1.2 are deleted.
13.	Sect GC 5.2.1 through 5.2.6 are deleted and the following substituted:
“5.2.1	Payment of the Contract Price shall be made as follows:

20% of the Contract Price is due upon execution of this Agreement;

40% of the Contract Price is due upon completion of the Geo-field Installation portion of the Work;

20% of the Contract Price is due upon delivery of the equipment of the interior installation portion of the Work;

20% of the Contract Price is due upon commissioning and start up of the Work.

5.2.2       Each of the foregoing payments, other than the first, shall constitute a progress payment. Applications for progress payments shall be made to the Consultant.”

14.	Section GC 10.3.2 is deleted.

15.	All of the headings under GC 11.1.1 through 11.1.9 are deleted.
16.

The parties acknowledge that the Contract Price does not include the cost of the Geo-field component of the Work. The parties intend that the Design-Builder recoup the cost of that portion of the Work and a reasonable return on its investment through the Geoexchange Operating Lease Agreement forming part of the Contract Documents. Provided that the Design-Builder obtains substantial performance of the Work, the Owner covenants to cause the Strata Corporation to enter into the Geoexchange Operating Lease Agreement, provided that if such Strata Corporation has not been created by February 1, 2008, then the Owner agrees to fulfilling the obligations of the Strata Corporation set out in the Geoexchange Operating Lease until such time as this Strata Corporation is brought into existence at which time the Strata Corporation shall enter into a Geoexchange Operating Lease and assume all such obligations in substitution for the Owner.

17.

Schedules A to E attached hereto constitute the Owner’s Statement of Requirements and special warranty provisions. Wherever the terms of the General Conditions conflict with these Schedules the Schedules take precedence.

SCHEDULE “A”

OWNER’S STATEMENT OF REQUIREMENTS AND WARRANTIES

Ground Exchanger Specifications

List or Equipment — Non Movable included

1.	General Provisions
1.1.1	To provide a complete engineered geothermal loop-field, complete with an as-built drawing set showing borehole depth and location as well as ground loop layout
1.1.2	The Owner is to apply, obtain and pay for all required permits, licenses and inspections.
2.	Equipment and Materials
2.1.1	All materials, components, and equipment forming the geothermal loop-field shall meet the requirements of CSA Standard C448-02.
2.1.2	All materials, components and equipment forming the geothermal loop-field shall be free of defects and debris.
3.	Piping Material and Fittings for the Ground Heat Exchanger
3.1.1

High-density polyethylene (HDPE) is the only acceptable material for piping used to form the ground heat exchanger. The HDPE pipe must be CSA approved, and abide by the requirements of CSA Standard B 137.1, and CSA Standard C448. HDPE fittings shall be made with the same resin compounds as the HDPE pipe.

3.1.2	The wall thickness /pressure rating of all HDPE pipe shall be SDR 11 / Series 160.
3.1.3	An IGSHPA Accredited Installer or a certified Geothermal Service Contractor will and must install HDPE pipe through Essential Innovations.

3.1.4	Socket- and butt-fusion are the only acceptable processes for fusing HDPE pipe and its fittings, and the fusion process must follow manufacturer’s written instructions.
3.1.5	Elbow fittings are to be installed where a sharp bend would occur otherwise.
3.1.6	Geothermal transfer fluid (MOE / DOE / Approved) for closed loops; i.e. denatured ethyl alcohol solution.
4.	Ground Heat Exchanger Piping
4.1.1

While on-site, HDPE piping shall be capped or have temporary plugs installed to ensure that no debris, soil, and small animals have entered the pipe prior to any fusion or installation into the ground or water.

5.	Vertical Ground Heat Exchanger Systems
5.1.1	Manufactured U-bends will be used to construct the U-tubes.
5.1.2	U-tubes will be piped together in reverse return parallel circuit configurations. Reverse Return parallel systems will be used in all vertical ground heat exchangers.
5.1.3	Ground loops shall be pressurized with water during grouting and backfilling to avoid pipe collapse.
5.1.4

Grouting of the entire vertical borehole shall be done by pressure pumping through a tremie pipe in accordance with IGSHPA guidelines and with all provincial and local requirements. Grout material may contain smooth, small rocks, but not sharp, jagged rocks or large rocks that may puncture the HDPE pipe.

Additional grout may be required due to settling of the initial grout. The installing contractor shall monitor each borehole prior to backfilling the tie in trench and provide additional grout where deemed necessary.

Geo-Field Installation

Scope of work by/through Essential Innovations

Essential Innovations is to provide the following services to each of the property sites in the Wakefield project under the Agreement:

1.

Engineering, design, materials and installation services for the entire geo-loop field component. Complete ground works for the Geo-exchange system (In ground heat exchanger configuration to be determined).

2.

The entire drilling component, including mobilization, required to complete the required vertical loop geo-field component (Ground Works per Phase will include complete vertical closed loop heat exchanger or such number of approximately 200 ft drilled wells on a matrix that allows for associated civil and structural ground works). The HDPE pipe shall be supplied by/through Essential Innovations and is SDR 11, 448 Standard.

3.

Commission and oversee the drilling process, install the geo-loop piping, manage the mixing and feeding the grout into the boreholes, any and all poly fusion welding required for the geo-loops tie in to the circuit piping mains, piping the series of horizontal circuits mains inside through the building foundation, connecting the mains to the flow centre headers and to the heat pumps, pressure testing of the geo-loops.

4.	Complete geo-field system commissioning, including purging the loop field of air.

****       This scope of work is contingent on proper access and excavation being provided for the ground loop installation. Access and excavation are not the responsibility of Essential Innovations. As drilling conditions at the site are unknown at this time, Essential Innovations reserves the right to void the contract, if drilling conditions are inadequate.

SCHEDULE “B”

Interior Installation

Scope of work by/through Essential Innovations

1.

Site installation of equipment supplied by/through Essential Innovations to include installation of geothermal heat pump and controls. Installation will be coordinated with/through Essential Innovations;

2.	Control wiring;
3.	All duct work and sheet metal work, sealed and initially acoustically lined;
4.	Piping of desuperheater to domestic hot water tank;
5.	System commissioning.

List of Equipment included

1.	El Elemental Zephyrus Water to Air Geoexchange Systems; thermostatically controlled; units will be equipped with supplemental electric elements and desuperheaters;
•	Unit sizing based on conditioning requirements of the structure, unit sizes are as follows:
o	Triplex — (Units 1 to 15) 5 buildings: 15 El Elemental Zephyrus 036, 3 tons water to air heat pumps.
o	Duplex — (units 16 — 25) 5 buildings: 10 El Elemental Zephyrus 036, 3 tons water to air heat pumps.
o	Beach House 1 — (Units 27 — 31) 5 homes: 5 El Elemental Zephyrus 042, 3.5 tons water to air heat pumps.
o	Beach house 2 — (Unit 26) 1 home: 1 El Elemental Zephyrus 048, 4 tons water to air heat pump
2.	1 zone of forced air heating and air conditioning for each unit;
3.	Standard thermostat for each unit;
4.	Flow centre for each unit

5.	Heat pump condensate piping to drain
6.	All ducting and forced air materials;
7.	Standard grilles and registers.

Any additional installation services outside of the initially quoted price must be done through a change of work order. Any Geoexchange design modifications to initial specifications to be supplied and or approved by/through Essential Innovations.

SCHEDULE “C”

Warranties

The entire system is to be protected by a two (2) year labour and a manufacturer’s parts warranty, conditional to proper maintenance being performed. All warranties commence for the equipment in a particular strata lot in the Project on the date that a buyer takes possession of the strata lot.

Manufacturer’s Warranty

Geothermal Heat Pumps will carry a two (2) year warranty on parts (5 years on the compressor). Additional extended warranty options available.

Geothermal Heat Pump accessories will carry a two (2) year warranty. Example flow centers.

Geo-field piping will carry a 50 year manufacturer’s warranty.

SCHEDULE “D”

Materials, equipment and installation services not covered within this scope of work

Geo-Field Construction Components not included

1.

Any and all excavation (i.e. horizontal trench excavation), backfilling, bedding materials and tamping required. It is expected and assumed that Wakefield Home Builders Inc. will at all times have an excavator on site to perform these functions with Essential Innovations providing guidance.

2.	Any Blasting (refers to the preparation of the site to make way for proper access to each of the sites for the installation of the geo-field component).
3.

Any Concrete Coring (refers to drilling through the concrete foundation to allow for the penetration of the supply and return lines into the mechanical room. Typically this is not necessary as canning would be installed by the contractor through the footing in the appropriate place in preparation for the piping prior to the concrete pour).

4.

Any Dewatering at sole cost of Wakefield Beach Developments Inc. This refers to any excess water/mud from the drilling process, excessive rain or flooding present on the sites that need to be directed away from the sites or removed by pumps and / or container, in preparation for, during or after the installation of the geo-field component (ground loop).

5.	Removal of contaminated or excess materials at sole cost of Wakefield Beach Developments Inc. (refers to removal of the debris resulting from the drilling process.)

6.	Landscaping at sole cost of Wakefield Beach Developments Inc.
7.	Site clean up at sole cost of Wakefield Beach Developments Inc.
8.	Any water sealing of building envelope penetrations are the sole cost and responsibility of the Wakefield Beach Developments Inc.

In general, not included geo-field construction components are aspects that are outside the scope of the geoexchange piping system installation and refer to anything on site that needs to be prepared, moved or cleaned up.

Mechanical and Other Components not included

•	Electrical supply wiring.
•	Bathroom exhaust fans or rough-in.
•	Kitchen exhaust fans or rough-in.
•	Make up air fans or rough-in.
•	Domestic hot water tanks.
•	Plumbing (potable or DWV);
•	Heating for the garage.
•	Structural alterations.

SCHEDULE “E”

Installation Considerations

Mechanical Room Requirements

The layout of the mechanical room space for the heat pump and domestic hot water tank for each unit need to take into consideration the following:

1.	At least 3 feet of frontal access needs to be provided for the heat pump;
2.	Each unit needs to have space to house a flow centre;
3.	There needs to be a path for ducting to exit the mechanical room.
4.	A floor drain needs to be installed in each mechanical room

GEOEXCHANGE

OPERATING LEASE

AGREEMENT

BETWEEN:

THE OWNERS, STRATA PLAN

AND

ESSENTIAL INNOVATIONS

CORPORATION

#101 —5219 192 Street

Cloverdale, B.C.

V3S 4P6

CANADA

GEOEXCHANGE OPERATING LEASE ENERGY SERVICE AGREEMENT

Made this _____ day of ________________________, 200__.

BETWEEN:

THE OWNERS, STRATA PLAN ________

(Hereinafter “Strata Corporation”)

OF THE FIRST PART

- and -

ESSENTIAL INNOVATIONS CORPORATION

(Hereinafter “EIC”)

OF THE SECOND PART

BACKGROUND

A.           The Strata Corporation is a Strata Corporation duly established under Section 2 of the Strata Property Act of British Columbia (the “Act”) and under the authority of the Act administers, manages and controls the common property in Sechelt, B.C. within Strata Plan _________________ (the “Project”), in Sechelt, B.C.

B.            EIC has installed a geothermal loop-field (the “GLF”) in the Project as well as a Geoexchange heating, ventilation and air conditioning system (the “GXC System”) in each Strata Lot

C.            In consideration of EIC installing the GLF the Strata Corporation has agreed to enter into a long-term Operating Lease with EIC for the use of the GLF and for EIC to manage, oversee, administer and provide future service and maintenance on site as required of the geothermal loop-field that service each of the GXC Systems all on the terms and conditions set out below.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of mutual covenants and agreements hereinafter maintained, each of the parties hereto agrees with the other as follows:

1

1.00	Definitions

In this Operating Lease:

“Act” means the Strata Property Act RSBC 1998 c.43 and the regulations pursuant thereto.

“Agreement” means this agreement including recitals and any instrument or Schedule supplemental or ancillary hereto.

“Business Day” means a day which is not a holiday within the meanings specifically included for that term in the Interpretation Act RSBC 1996 c 238 as amended from time to time and “Business Days” means more than one Business Day.

“Commencement Date” means the date the Term of this Operating Lease starts as set out in section 3.00.

“Commissioning,” means the completion and full operational start-up of the GLF including, without limitation, water purging, system balancing, controls functioning, air balancing and all other equipment functioning to ideal and design performance levels.

“Common Property” means the common property of the Project.

“EIC Service Charge” means the monthly fee charged to the Strata Corporation by EIC pursuant to the terms of this Agreement.

“Geoexchange” (“GXC”) means the process of ground or water source heating and cooling and all associated ground connections, heat transfer systems, heat exchangers, piping, controls and related equipment and technology using natural ground or ground water temperature as an energy source.

“GLF” is the geothermal loop-field installed in the Project by EIC comprised of the equipment set out in Schedule A.

“GXC Services” means the services required to be provided by EIC pursuant to this Agreement.

“HVAC” means Heating, Ventilation and Air Conditioning.

“OEM” means Original Equipment Manufacturer.

“Operating Lease” means this Agreement.

“Project” means the lands and buildings, in Sechelt BC within Strata Plan _________________.

“Specific Security Agreement” means an agreement providing for the assignment of the monthly strata fee payments payable by the Strata Lot owners to the Strata Corporation over to EIC as security for the EIC Service Charges by the Strata Corporation under the terms of this Operating Lease. This shall be an agreement made under the Personal Property Security Act and which may be registered at a Personal Property Registry in British Columbia.

“Strata Corporation” The Owners, Strata Plan _________________.

“Strata Lot Owner(s),” means the owner(s) of the individual Strata Lots located within the Project.

“Strata Lot” means a strata lot in the Project.

“Term” means the term of this Operating Lease as set out in Paragraph 3.00.

2.00	Lease of GLF

EIC hereby leases the GLF to the Strata Corporation for the Term, and pursuant to the terms of this Agreement.

3.00	Term

The Term of this Operating Lease is 25 years commencing ______________ and ending _________________

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4.00	Obligations of EIC
4.1	Provision of GXC Services

EIC shall, at its expense, provide maintenance, replacement and repair of the GLF as may be required from time to time. This obligation does not apply to the GXC Systems unless specifically agreed to by the parties in a separate written agreement. In the event that EIC provides maintenance, replacement or repair of any GXC Systems in the project at the request of the Strata Corporation, EIC may charge its usual fees for the same over and above the EIC Service Charge unless otherwise specifically agreed to or unless EIC is otherwise obligated pursuant to any warranty provided by EIC in respect of the GXC Systems. All fluid within the pipes will be maintained by EIC exclusively.

4.2	Quiet Enjoyment

EIC promises the Strata Corporation that the GLF shall operate effectively and continuously throughout the Term so as to properly provide HVAC to the Strata Lots with the performance characteristics represented to the developer of the project, Wakefield Beach Developments Ltd. and EIC hereby extends the benefit of such warranties and representations to the Strata Corporation

5.00	Access
5.1	Right of Access

The Strata Corporation grants to EIC and its authorised agents without charge in law the right of reasonable access, at all reasonable times to those portions of the Project as may be necessary, for the provision of the GLF Services from the entrance point of the property line of the Project continuously to each existing or future mechanical room (equipment station) and to all system areas (i.e. GLF) within the Project, common area or amenity space in the Project where the GLF and ultimately the Geoexchange Heat Pump Systems in each residence is installed for the following purposes incidental thereto:

a)

to construct, install, replace, relocate, remove, operate, repair, and maintain the GLF, including without limitation all necessary water or glycol pipes, cables, wires (buried or aerial), conduit structures (from the loop field to point of entry to the Project; or within the Project structure), markers, amplifiers, circulating pumps, control switches, sensors, thermostats, valves, regulators, distribution headers, for the provision of the GLF Services to the Project;

b)	to move, inspect, cut or remove any pipe or any other part of the GLF System used by unauthorized users illegally or without right;
c)	to erect a monument or plaque or decal signage as approved by the Strata Corporation.
5.2	Obligation of EIC Regarding Access

To the extent that the provision of the GXC Services requires the excavation or dismantling of any part of the Project, EIC agrees to carry the same out in a diligent manner and to:

a)	thoroughly clean the area of the Project affected by the provision of the GXC Services, raking up all rubbish and construction debris and leave the Project in a neat and clean condition;
b)

as soon as weather and soil conditions permits, and insofar as it is practicable so to do, bury, maintain, repair and/or replace and remove all underground works so as not to interfere unduly with the use and enjoyment of the Project by Strata Lot Owners;

c)	as far as reasonably necessary, carry out the GXC Services in a proper and workmanlike manner;
d)	repair any damage to the Project occasioned by carrying out the GXC Services, or the exercise of its right of access.

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6.00	Strata Corporation’s Obligations

The Strata Corporation shall:

a)	provide such electrical power required to power all of the GLF Equipment and the GXC Systems necessary for the provision of the overall Geoexchange energy services to the Project.
b)	provide to EIC a Specific Security Agreement on the terms and conditions contained in Schedule C to this Agreement.
7.00	Tampering

The Strata Corporation shall take reasonable steps to insure that unauthorized parties shall not be able to tamper with the GLF. The Strata Corporation shall only permit EIC or qualified parties referred directly by EIC to perform maintenance and repairs on the GLF system.

8.00	EIC Service Charges
8.1	EIC Service Charge

The Strata Corporation shall pay to EIC in advance on the first day of each month the EIC Service Charge as set out in Schedule E.

8.2	First Month’s Payment

The Strata Corporation shall pay to EIC the first months EIC Service Charge on the date of this Agreement based on the number of Strata Lots sold (if no lots yet sold then $0 initial payment). If the Strata Corporation is in default of a payment required to be made under this Agreement, the Strata Corporation shall be required to provide to Etc an amount equal to one month’s payment as security for future payments.

8.3	Obligation to Pay and Liability

The Strata Corporation covenants directly with EIC to pay all EIC Service Charges, regardless of any right of the Strata Corporation to be indemnified by, apportion to or recover this liability from Strata Lot Owners.

8.4	Grant of General Security and Rights on Default

The Specific Security Agreement shall be given by the Strata Corporation which may be registered by EIC in accordance with the Personal Property Security Act to secure the Strata Corporation’s obligations to pay EIC Security Charges and to enforce upon strata lot owners the obligation to direct their monthly strata fees to EIC until such default is cured. In the event the Strata Corporation is in default of payment for a period of more than ten (10) after notice of default is given by EIC to the Strata Corporation EIC, in addition to alt other remedies in law shall have the unfettered right to interrupt the operation of the GLF so long as the default remains uncured in whole or in part and if necessary shall be entitled to enter onto the Project for that purpose, provided that, in the event that the Strata Corporation disputes being in default then EIC shall not exercise its right to interrupt the operation of the GLF until such time as default has been established by an Arbitrator in accordance with section 15.00.

9.00	End of Term
9.1	Ownership at End of Term

Provided that all EIC Service Charges are paid, at the end of the Term, the Strata Corporation shall be entitled to purchase the GLF for the sum of $1.00

10.00	Ownership of Equipment

The Strata Corporation has the right to use the GLF for the purposes contemplated in this Agreement. The Strata Corporation and EIC agree that EIC remains the sole owner of the GLF throughout the Term. The parties agree that the GLF shall remain a chattel, and shall not become a fixture of Project. EIC agrees

4

that it is not entitled to and will not attempt to register any interest or charge against title to the Project in the Land Title Office.

11.00	Events of Default of Strata Corporation

Each of the following events shall constitute default on the part of the Strata Corporation:

1)	The Strata Corporation fails to make any monthly payment to EIC when due and such Default continues for a period of 10 business days;
2)

The Strata Corporation fails to observe or perform or is in breach of any covenant, term, or condition contained in this Operating Lease Agreement, and such Default continues without remedy for a period often business days after notice has been provided to the Strata Corporation in writing by EIC;

3)

A proceeding is taken, with respect to a reorganization, compromise or arrangement with creditors, or to have the Strata Corporation declared bankrupt, or a proceeding is taken to have a receiver, interim receiver, receiver and manager or agent appointed over all or any part of the assets of the Strata Corporation (including the private appointment of any such receiver, receiver and manager or agent) or an encumbrancer takes possession of all or any part of the property and assets of the Strata Corporation;

4)

An execution, writ of seizure and sale, sequestration or extent or any other process of any court becomes enforceable against the Strata Corporation which would adversely affect EIC’s security or a distress or analogous process is levied upon the properties and assets or any part thereof of the Strata Corporation which would adversely affect EIC’s security;

5)	Any actions are threatened or commenced which bring into issue the enforceability of the Security;
6)	The Strata Corporation commits or allows to occur an act of bankruptcy, or makes unauthorized assignment or bulk sale of its property or assets.
12.00	Remedies of EIC for Default of the Strata Corporation

Should the Strata Corporation commit a default of the kind set out in section 11.00, and not remedy it within 10 business days of written notice of default, EIC may, without prejudice to any other rights or remedies has the following remedies available to it, including, but not limited to:

7)	The right to demand all payments due under this agreement;
8)	The right to enforce and seize all security interests contained in this agreement;
9)	EIC shall be entitled to charge all collection fees incurred to collect its service fees owing under this agreement.
10)	EIC shall be entitled to charge interest on all amounts owing in default at the rate of 1.5% per month compounded monthly.
13.00	Events of Default of EIC

Each of the following events shall constitute default on the part of the [

1)

EIC fails to observe or perform or is in breach of any covenant, term, or condition contained in this Operating Lease Agreement, and such Default continues without remedy for a period often business days after notice has been provided in writing to EIC by the Strata Corporation;

2)

A proceeding is taken, with respect to a reorganization, compromise or arrangement with creditors, or to have EIC declared bankrupt, or a proceeding is taken to have a receiver, interim receiver, receiver and manager or agent appointed over all or any part of the assets of EIC (including the private appointment of any such receiver, receiver and manager or agent) or an encumbrancer takes possession of all or any part of the property

5

14.00	Remedies of Strata Corporation for Default of EIC

Should EIC commit a default of the kind set out in section 13.00, and not remedy it within 10 business days of written notice of default, the Strata Corporation may, without prejudice to any other rights or remedies has the following remedies available to it, including, but not limited to:

1)

to deduct the amount of all costs, including legal, and damages sustained by the Strata Corporation arising from such breach from payments to be made to EIC pursuant to the terms of this Operating Lease. In case of an emergency of health or safety, the notice period shall be reduced to 72 hours;

15.00	Arbitration
15.1	Submission of Disputes.

All disputes arising out of or in connection with this Agreement shall be referred to and finally resolved by a single arbitrator (the “Arbitrator”) pursuant to the Commercial Arbitration Act, R.S.B.C. 1996, c. 55, as amended.

15.2	Final and Binding.

The decision of the Arbitrator on all issues or matters submitted to the Arbitrator for resolution shall be conclusive, final and binding on all of the parties.

15.3	Costs.

The Arbitrator shall determine who shall bear the costs of arbitration pursuant to this section.

16.00	Right of Assignment

EIC has the absolute right to assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber all or part of its rights, or other interests in this agreement or the proceeds therefore (collectively, “Assignment”), provided that no such assignment shall be effective until the assignee enters into a binding agreement with the Strata Corporation to observe and perform the obligations of EIC under this Agreement nor shall any such assignment relieve EIC from any of its obligations hereunder.

17.00	Assigns

This Agreement including, without limitation, any renewals thereof, will enure to the benefit of and be binding and the parties hereto and their respective heirs, executors, administrators, successors and assigns. The parties agree to execute any other instruments and further document which may be necessary to carry out the purpose and intent of this Agreement.

18.00	Force Majeure

EIC will not be liable to the Strata Corporation in any manner whatsoever for the failure to perform or delay in performing any of its obligations stipulated in this Agreement if such failure or delay is the result of flood, fire, revolution, insurrection, riot, war, acts of enemies, or any other cause beyond the reasonable control of EIC, whether of the class of causes enumerated above or not.

19.00	Demolition

The Strata Corporation agrees to give EIC six (6) months’ advance written notice of any demolition of the Project. The Strata Corporation agrees that any demolition of the buildings forming part of the Project shall be carried out in a manner so as to not disturb or damage any part of the underground GLF. Demolition will not alleviate, postpone, negate or alter the obligation of the Strata Corporation to pay the monthly EIC Service Charges in accordance with the terms of this Agreement.

20.00	Entire Agreement

This agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining

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to the subject matter of this agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. This agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this agreement.

21.00	Modification of Agreement

This agreement may be supplemented, amended, or modified only by the mutual agreement of the parties. No supplement, amendment, or modification of this agreement shall be binding unless it is in writing and signed by all parties.

22.00	Ambiguities

Each party and its counsel have participated fully in the review and revision of the agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting the agreement. The language in this agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

23.00	Waiver

No provision of this Agreement will be deemed waived by a course of conduct and no waiver will be effective unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

24.00	Laws

This Agreement will be entered into in British Columbia, Canada. The Agreement will be governed in accordance with the laws of the jurisdiction in which the Project is located, in British Columbia, and, subject to section 15.00 of this Operating Agreement, the parties attorn to the exclusive jurisdiction of the Courts of the province of British Columbia.

25.00	Authority

The Strata Corporation warrants to EIC that it has the authority to enter into this Agreement and will have authority to act under the Strata Property Act.

26.00	Notice

Any notice or communication hereunder will be in writing and sent by registered mail to the other party, delivered personally or transmitted by facsimile to the following addresses:

To the Strata Corporation:

The Owners, Strata Plan_____________

To:

Essential Innovations Corporation

#101 —5219 192 Street

Cloverdale, B.C.

V3S 4P6

Fax: (604) 574 9597

or to any other address or facsimile number as may from time to time be notified in writing by either of the parties. Any such notice will be effective on the seventh ( day of uninterrupted postal service after the postmark date if mailed by registered post, on the day received if delivered personally and, on the business day following the date of transmission, if sent by fax. E-mail Notice is not permitted or accepted.

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27.00	Insurance

The Parties will ensure that adequate all-risks insurance, as determined by EIC, is in place at all times to provide full replacement of the GLF and EIC will be a named insured under the Strata Corporation “All Risks” insurance policy.

28.00	Emission Credits

EIC will at all times during of the Term be the sole owner of the GLF installed at or on the Project and at all times will be the sole owner of and have exclusive rights to any Greenhouse Gas, Carbon Dioxide or other pollution related Credits which may or may not be applicable at any time due to the energy efficiency or energy reduction capacity of the Geoexchange System. Any updating or improvement to the technology by EIC of the system owned by EIC which results in further conventional energy usage reduction resulting in any further Credits, will be to the sole account of EIC and EIC shall have the unrestricted right of ownership or trade of such Credits resulting form the efficiency of its equipment, system, design and continuing usage the Project.

29.00	Headings

The headings appearing in this Agreement have been inserted solely for the convenience of the parties and will be of no force and effect in the construction of the provisions of this Agreement.

30.00	Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject mailer hereof and supersedes all prior agreements and understandings whether written or oral relative hereto.

31.00	Authority

The parties who execute this Agreement hereby represent and warrant that they have the authority to enter into this Agreement, that the individual signing this Agreement has the authority to so sign and to bind with respect to the terms of this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement THIS _____ DAY OF__________________________, 2005.

FOR:	THE OWNERS, STRATA PLAN _________
NAME:
I/We have authority to bind the Corporation
POSITION:

FOR:	ESSENTIAL INNOVATIONS CORPORATION
NAME:	I/We have authority to bind the Corporation

POSITION:

SCHEDULE “A”

GLF EQUIPMENT

All buried geoexchange piping, headers and distribution feeds, valves, monitor switches, flow control regulators and check valves

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SCHEDULE “B”

SPECIFIC SECURITY AGREEMENT

(To be provided at a future date)

SCHEDULE “C”

STRATA CORPORATION Service CHARGES

C.01	Monthly Service Charge

The Strata Corporation shall pay to EIC monthly payments based on the following residential schedule for energy usage and requirements to be determined as homes are built and constructed on site:

Schedule of Strata Operating Lease Payment to EIC:

Residences Up to and including 36,000 BTUh Design Load:	$ 135/mth
Residences Up to and including 42,000 BTUh Design Load:	$ 145/mth
Residences Up to and including 48,000 BTUh Design Load:	$ 155/mth

In the event any residence exceeds 48,000 BTUh load, a monthly payment will be determined at that time.

Strata also agrees that payments to EIC are payable twelve (12) times in equal monthly instalments each year, to be paid in advance on the first day of each month. Payment shall be made by pre-authorized electronic payment at the direction of EIC.

All Taxes are extra and in addition to the figures above.

C.02	Defined and Limited Annual Operating Lease Increases

There will be no permitted increase in the EIC Service Charge during the first ten (10) years of the Term of this Agreement, consistent with the 1 Year Term price.

There shall be limited annual escalations of the monthly charge of two percent (2%) per annum compounded yearly of the original monthly charge for the last fifteen (15) years of the operating lease’s term of 25 years.

The fees will be paid in 300 monthly instalments.

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